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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Ford Motor Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

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☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Ford Motor Company

Notice of 2004

Annual Meeting of Shareholders
and Proxy Statement

Ford Motor Company
One American Road
Dearborn, Michigan 48126- 2798

April 8, 2004

DEAR SHAREHOLDERS:

Our 2004 annual meeting of shareholders will be held at The Seelbach Hilton Louisville, 500 S. 4th Street, Louisville, Kentucky, on Thursday, May 13, 2004. The annual meeting will begin promptly at 10:00 a.m., Eastern Time. If you plan to attend the meeting, please see the instructions for requesting an admission ticket on page 4.

We are holding this year’s meeting in Louisville in recognition of our substantial and long-standing presence in Kentucky. The Louisville area is home to the plants that produce some of Ford Motor Company’s best selling vehicles. The Ford Explorer and Sport Trac and Mercury Mountaineer are produced at Louisville Assembly. The Kentucky Truck Plant builds the Ford Excursion and the Super-Duty F-Series trucks. The Company employs approximately 10,000 people in Kentucky and we are proud to hold our annual meeting of shareholders in a location that makes a significant contribution to Ford’s success.

Please read these materials so that you’ll know what we plan to do at the meeting. Also, please either sign and return the accompanying proxy card in the postage-paid envelope or instruct us by telephone or via the Internet as to how you would like your shares voted. This way, your shares will be voted as you direct even if you can’t attend the meeting. Instructions on how to vote your shares by telephone or via the Internet are on the proxy card enclosed with this proxy statement.

WILLIAM CLAY FORD, JR.
Chairman of the Board

Whether or not you plan to attend the meeting, please provide your proxy by either calling the toll-free telephone number, using the Internet, or filling in, signing, dating, and promptly mailing the accompanying proxy card in the enclosed envelope.

Notice of Annual Meeting of Shareholders of Ford Motor Company
Defined Terms
Proxy Statement
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING
What is a proxy?
What is a proxy statement?
What is the purpose of the annual meeting?
What is the record date and what does it mean?
Who is entitled to vote at the annual meeting?
What are the voting rights of the holders of common stock and Class B Stock?
What is the difference between a shareholder of record and a “street name” holder?
How do I vote my shares?
Are votes confidential? Who counts the votes?
Can I vote my shares in person at the annual meeting?
What are my choices when voting?
What are the Board’s recommendations?
What if I do not specify how I want my shares voted?
Can I change my vote?
What percentage of the vote is required for a proposal to be approved?
How can I attend the annual meeting?
Are there any rules regarding admission?
Are there any other matters to be acted upon at the annual meeting?
Election of Directors
Committees of the Board of Directors
Audit Committee Report
Nominating and Governance Committee Report
Corporate Governance
Management Stock Ownership
Section 16(a) Beneficial Ownership Reporting Compliance
Compensation of Directors
Certain Relationships and Related Transactions
Compensation Committee Report on Executive Compensation (How Ford Determines Executive Compensation)
Compensation Committee Interlocks and Insider Participation
Compensation of Executive Officers
Stock Options
Performance Stock Rights
Stock Performance Graphs
Retirement Plans
Proposals Requiring Your Vote
Shareholder Proposals for 2005
Annual Report and Other Matters
Multiple Shareholders Sharing the Same Address
Expenses of Solicitation

Notice of Annual Meeting of Shareholders	i
Defined Terms	ii
Proxy Statement	1
Questions and Answers About the Proxy Materials and the Annual Meeting	1
What is a proxy?	1
What is a proxy statement?	1
What is the purpose of the annual meeting?	1
What is the record date and what does it mean?	1
Who is entitled to vote at the annual meeting?	1
What are the voting rights of the holders of common stock and Class B Stock?	2
What is the difference between a shareholder of record and a “street name” holder?	2
How do I vote my shares?	2
Are votes confidential? Who counts the votes?	2
Can I vote my shares in person at the annual meeting?	2
What are my choices when voting?	3
What are the Board’s recommendations?	3
What if I do not specify how I want my shares voted?	3
Can I change my vote?	3
What percentage of the vote is required for a proposal to be approved?	3
How can I attend the annual meeting?	4
Are there any rules regarding admission?	4
Are there any other matters to be acted upon at the annual meeting?	4
Election of Directors	5
Committees of the Board of Directors	10
Audit Committee Report	13
Nominating and Governance Committee Report	15
Corporate Governance	17
Management Stock Ownership	19
Section 16(a) Beneficial Ownership Reporting Compliance	21
Compensation of Directors	21
Certain Relationships and Related Transactions	22
Compensation Committee Report on Executive Compensation (How Ford Determines Executive Compensation)	25
Compensation Committee Interlocks and Insider Participation	29
Compensation of Executive Officers	30
Stock Options	33
Equity Compensation Plan Information	35
Performance Stock Rights	36
Stock Performance Graphs	38
Retirement Plans	39
Proposals Requiring Your Vote	41
Shareholder Proposals for 2005	48
Annual Report and Other Matters	48
Multiple Shareholders Sharing the Same Address	48
Expenses of Solicitation	48
Directions to the Annual Meeting Site	49

Notice of Annual Meeting of Shareholders
of Ford Motor Company

Time:	10:00 a.m., Eastern Time, Thursday, May 13, 2004

Place:	The Seelbach Hilton Louisville 500 S. 4th Street Louisville, Kentucky

Proposals:	1. The election of directors.

2. The ratification of the selection of PricewaterhouseCoopers LLP as Ford’s independent public accountants for 2004.

3. A shareholder proposal related to disclosure of compensation paid to executive officers.

4. A shareholder proposal related to establishing an independent committee of the Board of Directors to evaluate any conflict of interest between holders of Class B Stock and holders of common stock.

5. A shareholder proposal related to terminating certain forms of compensation to Named Executives.

6. A shareholder proposal related to limiting the number of Company employees appointed as Board members.

7. A shareholder proposal related to the Company reporting on greenhouse gas emissions.

Who Can Vote:	You can vote if you were a shareholder of record at the close of business on March 17, 2004.

Date of Mailing:	This proxy statement and the enclosed form of proxy are being mailed to shareholders beginning April 8, 2004.

PETER J. SHERRY, JR.
Secretary

April 8, 2004

i

Defined Terms

“Annual Incentive Compensation Plan” means Ford’s Annual Incentive Compensation Plan.

“Class B Stock” means Ford’s Class B Stock.

“Dividend Equivalent” means cash or shares of common stock (or common stock units) equal in value to dividends that would have been paid on shares of common stock.

“Final Award” means shares of common stock and/or cash awarded by the Compensation Committee under a Performance Stock Right.

“Ford” or “we” or “Company” means Ford Motor Company.

“Long-Term Incentive Plan” means Ford’s 1990 or 1998 Long-Term Incentive Plan.

“Named Executives” means the executives named in the Summary Compensation Table on p. 30.

“NYSE” means the New York Stock Exchange, Inc.

“Performance Stock Right” or “Stock Right” means, under the Long-Term Incentive Plan, an award of the right to earn up to a certain number of shares of common stock, or cash, or a combination of cash and shares of common stock of equivalent value, based on performance against specified goals created by the Compensation Committee.

“Restricted Stock Equivalent” means, under the Long-Term Incentive Plan and the Restricted Stock Plan for Non-Employee Directors, the right to receive a share of common stock when the restriction period ends.

“SEC” means the United States Securities and Exchange Commission.

“Trust Preferred Securities” means the Ford Motor Company Capital Trust II 6.50% Cumulative Convertible Trust Preferred Securities.

“1998 Plan” means Ford’s 1998 Long-Term Incentive Plan.

ii

Ford Motor Company

Proxy Statement

The Board of Directors is soliciting proxies to be used at the annual meeting of shareholders to be held on Thursday, May 13, 2004, beginning at 10:00 a.m., Eastern Time, at The Seelbach Hilton Louisville, 500 S. 4th Street, Louisville, Kentucky. This proxy statement and the enclosed form of proxy are being mailed to shareholders beginning April 8, 2004.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

What is a proxy?

A proxy is another person that you legally designate to vote your stock. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card.

What is a proxy statement?

It is a document that SEC regulations require us to give to you when we ask you to sign a proxy card to vote your stock at the annual meeting.

What is the purpose of the annual meeting?

At our annual meeting, shareholders will act upon the matters outlined in the notice of meeting, including the election of directors, ratification of the selection of the Company’s independent public accountants, and consideration of five shareholder proposals, if presented at the meeting. Also, management will report on the Company’s performance during the last fiscal year and respond to questions from shareholders.

What is the record date and what does it mean?

The record date for the annual meeting is March 17, 2004. The record date is established by the Board of Directors as required by Delaware law. Holders of common stock and holders of Class B Stock at the close of business on the record date are entitled to receive notice of the meeting and to vote at the meeting and any adjournments or postponements of the meeting.

Who is entitled to vote at the annual meeting?

Holders of common stock and holders of Class B Stock at the close of business on the record date may vote at the meeting. Holders of Trust Preferred Securities cannot vote at this meeting.

On March 17, 2004, 1,760,101,417 shares of common stock and 70,852,076 shares of Class B Stock were outstanding and, thus, are eligible to be voted.

What are the voting rights of the holders of common stock and Class B Stock?

Holders of common stock and holders of Class B Stock will vote together without regard to class on the matters to be voted upon at the meeting. Holders of common stock have 60% of the general voting power. Holders of Class B Stock have the remaining 40% of the general voting power.

Each outstanding share of common stock will be entitled to one vote on each matter to be voted upon.

The number of votes for each share of Class B Stock is calculated each year in accordance with the Company’s Restated Certificate of Incorporation. At this year’s meeting, each outstanding share of Class B Stock will be entitled to 16.561 votes on each matter to be voted upon.

What is the difference between a shareholder of record and a “street name” holder?

If your shares are registered directly in your name with EquiServe Trust Company, N.A., the Company’s stock transfer agent, you are considered the shareholder of record with respect to those shares.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of these shares, and your shares are held in “street name.”

How do I vote my shares?

If you are a shareholder of record, you can give a proxy to be voted at the meeting either:

• over the telephone by calling a toll-free number;

• electronically, using the Internet; or

• by mailing in the enclosed proxy card.

The telephone and Internet voting procedures have been set up for your convenience and have been designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been recorded properly. If you are a shareholder of record and you would like to vote by telephone or by using the Internet, please refer to the specific instructions set forth on the enclosed proxy card. If you wish to vote using a paper format and you return your signed proxy to us before the annual meeting, we will vote your shares as you direct.

If you hold your shares in “street name,” you must vote your shares in the manner prescribed by your broker or nominee. Your broker or nominee has enclosed or provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

Are votes confidential? Who counts the votes?

The votes of all shareholders will be held in confidence from directors, officers and employees of the Company except: (a) as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company, (b) in case of a contested proxy solicitation, (c) if a shareholder makes a written comment on the proxy card or otherwise communicates his or her vote to management, or (d) to allow the independent inspectors of election to certify the results of the vote. We will also continue, as we have for many years, to retain an independent tabulator to receive and tabulate the proxies and independent inspectors of election to certify the results.

Can I vote my shares in person at the annual meeting?

Yes. If you are a shareholder of record, you may vote your shares at the meeting by completing a ballot at the meeting.

However, if you are a “street name” holder, you may vote your shares in person only if you obtain a signed proxy from your broker or nominee giving you the right to vote the shares.

Even if you currently plan to attend the meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the meeting.

What are my choices when voting?

In the election of directors, you may vote for all nominees, or you may vote against one or more nominees. The proposal related to the election of directors is described in this proxy statement beginning at p. 5.

For each of the other proposals, you may vote for the proposal, against the proposal, or abstain from voting on the proposal. These proposals are described in this proxy statement beginning at p. 41.

Proposals 1 and 2 will be presented at the meeting by management, and the rest are expected to be presented by shareholders.

What are the Board’s recommendations?

The Board of Directors recommends a vote FOR all of the nominees for director (Proposal 1), FOR ratifying the selection of PricewaterhouseCoopers LLP as the Company’s independent public accountants for 2004 (Proposal 2), and AGAINST the shareholder proposals (Proposals 3 through 7).

What if I do not specify how I want my shares voted?

If you do not specify on your proxy card (or when giving your proxy by telephone or over the Internet) how you want to vote your shares, we will vote them FOR all of the nominees for director (Proposal 1), FOR ratifying the selection of PricewaterhouseCoopers LLP as the Company’s independent public accountants for 2004 (Proposal 2), and AGAINST the shareholder proposals (Proposals 3 through 7).

Can I change my vote?

Yes. You can revoke your proxy at any time before it is exercised in any of three ways:

• by submitting written notice of revocation to the Secretary of the Company;

• by submitting another proxy by telephone, via the Internet or by mail that is later dated and, if by mail, that is properly signed; or

• by voting in person at the meeting.

What percentage of the vote is required for a proposal to be approved?

A majority of the votes that could be cast by shareholders who are either present in person or represented by proxy at the meeting is required to elect the nominees for director and to approve each proposal. The votes are computed for each share as described on p. 2.

The total number of votes that could be cast at the meeting is the number of votes actually cast plus the number of abstentions. Abstentions are counted as “shares present” at the meeting for purposes of determining whether a quorum exists and have the effect of a vote “against” any matter as to which they are specified.

Proxies submitted by brokers that do not indicate a vote for some or all of the proposals because they don’t have discretionary voting authority and haven’t received instructions as to how to vote on those proposals (so-called “broker non-votes”) are not considered “shares present” and will not affect the outcome of the vote.

How can I attend the annual meeting?

If you are a shareholder of record and you plan to attend the annual meeting, please let us know when you return your proxy. If you indicate that you plan to attend, we’ll mail you a ticket that will admit the named shareholder(s) and one guest. If your ticket does not arrive in time, we can issue you a ticket at the door.

If you are a “street name” shareholder, tell your broker or nominee that you’re planning to attend the meeting and would like a “legal proxy.” Then simply bring that form to the meeting and we’ll give you a ticket at the door that will admit you and one guest. If you can’t get a legal proxy in time, we can still give you a ticket at the door if you bring a copy of your brokerage account statement showing that you owned Ford stock as of the record date.

Are there any rules regarding admission?

Each shareholder and guest will be asked to present valid government-issued picture identification, such as a driver’s license or passport, before being admitted to the meeting. Cameras, recording devices, and other electronic devices will not be permitted at the meeting and attendees will be subject to security inspections. We encourage you to leave any such items at home. We will not be responsible for any items checked at the door.

Are there any other matters to be acted upon at the annual meeting?

We do not know of any other matters to be presented or acted upon at the meeting. Under our By-Laws, no business besides that stated in the meeting notice may be transacted at any meeting of shareholders. If any other matter is presented at the meeting on which a vote may properly be taken, the shares represented by proxies will be voted in accordance with the judgment of the person or persons voting those shares.

Election of Directors

(Proposal 1 on the Proxy Card)

Sixteen directors will be elected at this year’s annual meeting. Each director will serve until the next annual meeting or until he or she is succeeded by another qualified director who has been elected.

We will vote your shares as you specify when providing your proxy. If you do not specify how you want your shares voted when you provide your proxy, we will vote them for the election of all of the nominees listed below. If unforeseen circumstances (such as death or disability) make it necessary for the Board of Directors to substitute another person for any of the nominees, we will vote your shares for that other person.

Each of the nominees for director is now a member of the Board of Directors, which met ten times during 2003. Each of the nominees for director attended at least 75% of the combined Board of Director and committee meetings held during the periods served by such nominee in 2003, except John L. Thornton whose attendance was just below that level due to unforeseen circumstances associated with his transition from employment with The Goldman Sachs Group, Inc., to his current occupation as a professor at Tsinghua University in China. The nominees provided the following information about themselves as of March 1, 2004.

Nominees

John R. H. Bond

Age: 62 — Director Since: 2000

Principal Occupation: Group Chairman, HSBC Holdings plc, London, England

Recent Business Experience: Mr. Bond has been associated with The Hongkong Shanghai Banking Corporation for over 40 years. He was elected Group Chairman of HSBC Holdings plc in May 1998. He was Group Chief Executive Officer of HSBC Holdings from 1993 to 1998. From 1991 to 1993, he served as President and Chief Executive Officer of Marine Midland Banks, Inc., now known as HSBC USA Inc., a wholly-owned subsidiary of HSBC Holdings. Mr. Bond is also a member of the Institute of International Finance.

Other Directorships: HSBC Holdings plc

Stephen G. Butler

Age: 56 — Director Since: February 2004

Principal Occupation: Retired Chairman and Chief Executive Officer, KPMG, LLP

Recent Business Experience: Mr. Butler served as Chairman and CEO of KPMG, LLP from 1996 until his retirement on June 30, 2002. Mr. Butler held a variety of management positions, both in the United States and internationally, during his 33-year career at KPMG.

Other Directorships: Cooper Industries, Ltd.; ConAgra Foods, Inc.

Kimberly A. Casiano

Age: 46 — Director Since: December 2003

Principal Occupation: President and Chief Operating Officer, Casiano Communications, Inc., San Juan, Puerto Rico

Recent Business Experience: Ms. Casiano was appointed President and Chief Operating Officer of Casiano Communications, a publishing and direct marketing company, in 1994. From 1987 to 1994, she held a number of management positions within Casiano Communications in both the periodicals and magazines and the bilingual direct marketing and call center divisions of the company. Ms. Casiano is a member of the Board of Trustees of the Hispanic College Fund and recently concluded an appointment by the U.S. Treasury Secretary to the U.S. Savings Bond National Committee.

Edsel B. Ford II

Age: 55 — Director Since: 1988

Principal Occupation: Director and Consultant, Ford Motor Company

Recent Business Experience: Mr. Ford is a retired Vice President of Ford Motor Company and former President and Chief Operating Officer of Ford Motor Credit Company. He presently serves as a consultant to the Company. Mr. Ford serves as a board member of the Federal Reserve Bank of Chicago, Detroit Branch, and the Skillman Foundation. He also serves as the chairman of the National Advisory Board of the Salvation Army.

William Clay Ford

Age: 79 — Director Since: 1948

Principal Occupation: Retired Chair of the Finance Committee, Ford Motor Company

Recent Business Experience: Mr. Ford served as Chair of the Finance Committee of Ford’s Board of Directors from November 1987 to January 1995. He was elected a Vice Chairman of Ford in 1980, retiring from that position in 1989. He also owns and is Chairman of The Detroit Lions, Inc.

William Clay Ford, Jr.

Age: 46 — Director Since: 1988

Principal Occupation: Chairman of the Board of Directors and Chief Executive Officer, Ford Motor Company

Recent Business Experience: Mr. Ford has held a number of management positions within Ford, including Vice President — Commercial Truck Vehicle Center. From 1995 until October 30, 2001, Mr. Ford was Chair of the Finance Committee. Effective January 1, 1999, he was elected Chairman of the Board of Directors and effective October 30, 2001, he was elected Chief Executive Officer of the Company. Mr. Ford also is Vice Chairman of The Detroit Lions, Inc., and Chairman of the Board of Trustees of the Henry Ford Museum and Greenfield Village. He also is a Vice Chairman of Detroit Renaissance Foundation and a Trustee of Princeton University.

Irvine O. Hockaday, Jr.

Age: 67 — Director Since: 1987

Principal Occupation: Retired President and Chief Executive Officer, Hallmark Cards, Inc., Kansas City, Missouri

Recent Business Experience: Mr. Hockaday was President and CEO of Hallmark Cards, Inc. since January 1, 1986, and a director since 1978. He retired in December 2001.

Other Directorships: Crown Media Holdings, Inc.; Dow Jones & Company, Inc.; Sprint Corporation; Aquila, Inc.; Estée Lauder Co.

Marie-Josée Kravis

Age: 54 — Director Since: 1995

Principal Occupation: Senior Fellow, Hudson Institute Inc., Indianapolis, Indiana

Recent Business Experience: Mrs. Kravis was appointed a senior fellow of the Hudson Institute Inc., in 1994. Prior to that time, and since 1978, she served as Executive Director of the Hudson Institute of Canada.

Other Directorships: Vivendi Universal; InterActiveCorp.

Richard A. Manoogian

Age: 67 — Director Since: 2001

Principal Occupation: Chairman of the Board and Chief Executive Officer, Masco Corporation, Taylor, Michigan

Recent Business Experience: Mr. Manoogian has been with Masco since 1958, became Vice President and a member of the Board in 1964, President in 1968 and, in 1985, became Chairman. Mr. Manoogian is a member of the board of Detroit Renaissance and a member of The American Business Conference.

Other Directorships: Masco Corporation; Metaldyne Corporation; Bank One Corporation

Ellen R. Marram

Age: 57 — Director Since: 1988

Principal Occupation: Managing Director, North Castle Partners, LLC, Greenwich, Connecticut

Recent Business Experience: Ms. Marram was appointed Managing Director of North Castle Partners, LLC, a private equity firm, effective September 2000. Ms. Marram served as President and CEO of efdex inc. from August 1999 to May 2000. She previously served as President and CEO of Tropicana Beverage Group from September 1997 until November 1998, and had previously served as President of the Group, as well as Executive Vice President of The Seagram Company Ltd. and Joseph E. Seagram & Sons, Inc. Before joining Seagram in 1993, she served as President and CEO of Nabisco Biscuit Company and Senior Vice President of the Nabisco Foods Group from June 1988 until April 1993.

Other Directorships: The New York Times Company; Eli Lilly and Company

Homer A. Neal

Age: 61 — Director Since: 1997

Principal Occupation: Director, ATLAS Project, Professor of Physics, and Interim President Emeritus, University of Michigan, Ann Arbor, Michigan

Recent Business Experience: Dr. Neal is director, University of Michigan ATLAS Project, Samuel A. Goudsmit Distinguished Professor of Physics and Interim President Emeritus at the University of Michigan. He joined the University as Chairman of its Physics Department in 1987 and in 1993 was named Vice President of Research. Dr. Neal served as Interim President of the University of Michigan from July 1, 1996 to February 1, 1997. He has served as a member of the U.S. National Science Board, the Advisory Board of the Oak Ridge National Laboratory and the Smithsonian Institution and currently is a member of the Board of Trustees of the Center for the Study of the Presidency.

Other Directorships: Covanta Energy Corporation

Jorma Ollila

Age: 53 — Director Since: 2000

Principal Occupation: Chairman of the Board, Chief Executive Officer and Chairman of the Group Executive Board, Nokia Corporation, Finland

Recent Business Experience: Mr. Ollila has been Chairman of the Board and Chief Executive Officer of Nokia since 1999. He also has been Chairman of its Group Executive Board since 1992. He was President and Chief Executive Officer from 1992 to 1999, a member of its Board of Directors since 1995 and a member of its Group Executive Board since 1986. He also held various other positions since joining Nokia in 1985. From 1978 to 1985, Mr. Ollila held various positions with Citibank Oy and Citibank N.A.

Other Directorships: Nokia Corporation; UPM-Kymmene Corporation

Carl E. Reichardt

Age: 72 — Director Since: 1986

Principal Occupation: Retired Vice Chairman, Ford Motor Company

Recent Business Experience: Mr. Reichardt was elected a Vice Chairman of the Company on October 30, 2001. Mr. Reichardt retired as Vice Chairman of Ford on August 1, 2003. Previously Mr. Reichardt served as Chairman and CEO of Wells Fargo & Company from 1983 until his retirement on December 31, 1994.

Other Directorships: ConAgra Foods, Inc.; PG&E Corporation

Robert E. Rubin

Age: 65 — Director Since: 2000

Principal Occupation: Director, Chairman of the Executive Committee and Member of the Office of the Chairman, Citigroup Inc., New York, New York

Recent Business Experience: Before joining Citigroup in 1999, Mr. Rubin served as U.S. Secretary of the Treasury from 1995 to 1999. He previously served from 1993 to 1995 in the White House as Assistant to the President for Economic Policy and, in that capacity, directed the activities of the National Economic Council. Prior to that time, Mr. Rubin spent 26 years at Goldman, Sachs & Co., where he served as Co-Senior Partner and Co-Chairman from 1990 to 1992, and Vice Chairman and Co-Chief Operating Officer from 1987 to 1990.

Other Directorships: Citigroup Inc.

Nicholas V. Scheele

Age: 60 — Director Since: 2001

Principal Occupation: President and Chief Operating Officer, Ford Motor Company

Recent Business Experience: Prior to his election as President and COO of the Company on October 30, 2001, Mr. Scheele was appointed Group Vice President — Ford North America on August 1, 2001. On January 1, 2000, Mr. Scheele was elected Chairman, Ford of Europe and from 1992 to 1999 was Chairman and CEO of Jaguar Cars Ltd. Since joining the Company in 1966, Mr. Scheele has served in several senior management positions including President of Ford of Mexico. In June 2001, Mr. Scheele was knighted by Queen Elizabeth II for his services to British exports.
John L. Thornton

Age: 50 — Director Since: 1996

Principal Occupation: Professor and Director, Global Leadership Program, Tsinghua University, Beijing, China

Recent Business Experience: Mr. Thornton retired as President and Co-Chief Operating Officer of The Goldman Sachs Group, Inc. on July 1, 2003. Mr. Thornton was appointed to that post in 1999 and formerly served as Chairman of Goldman Sachs — Asia from 1996 to 1998. He was previously co-chief executive of Goldman Sachs International, the firm’s business in Europe, the Middle East and Africa. Mr. Thornton joined Goldman Sachs in 1980 and was named a partner in 1988. Mr. Thornton continues to serve as senior advisor to Goldman Sachs. He also is the Chairman of the Board of Trustees of the Brookings Institution.

Other Directorships: British Sky Broadcasting Group plc; Intel, Inc.; The DIRECTV Group, Inc.

Committees of the Board of Directors

Audit Committee

Number of Members: 4 Members: Irvine O. Hockaday, Jr. (Chair) Stephen G. Butler Ellen R. Marram Jorma Ollila Number of Meetings in 2003: 9	Functions:
Selects independent public accountants to audit Ford’s books and records, subject to shareholder ratification, and determines the compensation of the independent public accountants.

At least annually, reviews a report by the independent public accountants describing: internal quality control procedures, any issues raised by an internal or peer quality control review, any issues raised by a governmental or professional authority investigation in the past five years and any steps taken to deal with such issues, and (to assess the independence of the independent public accountants) all relationships between the independent public accountants and the Company.

Consults with the independent public accountants, reviews and approves the scope of their audit, and reviews their independence and performance. Also reviews any proposed non-audit engagement between the Company and the independent public accountants and approves in advance any such engagement, if appropriate.

Reviews internal controls, accounting practices, financial structure, and financial reporting, including the results of the annual audit and the review of the interim financial statements with management and the independent public accountants. Discusses earnings releases and guidance provided to the public and rating agencies.

As appropriate, obtains advice and assistance from outside legal, accounting or other advisors.

Prepares and publishes an annual report of the Audit Committee to be included in the Company’s proxy statement.

Assesses annually the adequacy of the Audit Committee Charter.

Reports to the Board of Directors about these matters.

Compensation Committee

Number of Members: 4 Members: Marie-Josée Kravis (Chair) John R. H. Bond Richard A. Manoogian Robert E. Rubin Number of Meetings in 2003: 9	Functions:
Establishes and reviews the overall executive compensation philosophy of the Company.

Reviews and approves Company goals and objectives relevant to CEO and other executive officer compensation, including annual performance objectives.

Evaluates the performance of the CEO and other executive officers in light of established goals and objectives and, based on such evaluation, reviews and approves the annual salary, bonus, stock options, other incentive awards and other benefits, direct and indirect, of the CEO and other executive officers.

Compensation Committee (continued)

Considers and makes recommendations on Ford’s executive compensation plans and programs.

Prepares and publishes an annual report of the Compensation Committee to be included in the Company’s proxy statement.

Assesses annually the adequacy of the Compensation Committee Charter. Reports to the Board of Directors about these matters.

Environmental and Public Policy Committee

Number of Members: 7 Members: William Clay Ford, Jr. (Chair) John R. H. Bond Kimberly A. Casiano Edsel B. Ford II Ellen R. Marram Homer A. Neal Jorma Ollila Number of Meetings in 2003: 2	Functions:
Reviews environmental, public policy and corporate citizenship issues facing the Company around the world.

Reviews annually with management the Company’s performance for the immediately preceding year regarding stakeholder relationships, product performance, sustainable manufacturing and public policy.

Reviews with management the Company’s annual Corporate Citizenship Report.

Assesses annually the adequacy of the Environmental and Public Policy Committee Charter.

Reports to the Board of Directors about these matters.

Finance Committee

Number of Members: 9

Members:
  Carl E. Reichardt (Chair)
  Stephen G. Butler
  Kimberly A. Casiano
  Edsel B. Ford II
  William Clay Ford
  William Clay Ford, Jr.
  Homer A. Neal
  Robert E. Rubin
  John L. Thornton

Number of Meetings in 2003: 8	Functions:
Reviews all aspects of the Company’s policies and practices that relate to the management of the Company’s financial affairs, not inconsistent, however, with law or with specific instructions given by the Board of Directors relating to such matters.

Reviews with management, at least annually, the Annual Report from the Treasurer of the Company’s cash and funding plans and other Treasury matters, the Company’s health care costs and plans for funding such costs, and the Company’s policies with respect to financial risk assessment and financial risk management.

Approves capital expenditures for product programs within the scope of an annual capital expenditure budget and schedule approved by the Board of Directors.

Reviews the Corporate Business Plan and Budget and conducts, as required, detailed operational business and cash strategy reviews.

Reviews the Company’s pension strategy and performance.

Performs such other functions and exercises such other powers as may be delegated to it by the Board of Directors from time to time.

Assesses annually the adequacy of the Finance Committee Charter. Reports to the Board of Directors about these matters.

Nominating and Governance Committee

Number of Members: 11

Members:
  Ellen R. Marram (Chair)
  John R. H. Bond
  Stephen G. Butler
  Kimberly A. Casiano
  Irvine O. Hockaday, Jr.
  Marie-Josée Kravis
  Richard A. Manoogian
  Homer A. Neal
  Jorma Ollila
  Robert E. Rubin
  John L. Thornton

Number of Meetings in 2003: 7	Functions:
Makes recommendations on:

• the nominations or elections of directors; and

• the size, composition and compensation of the Board.

Establishes criteria for selecting new directors and the evaluation of the Board.

Develops and recommends to the Board corporate governance principles and guidelines.

Reviews the charter and composition of each committee of the Board and makes recommendations to the Board for the adoption of or revisions to the committee charters, the creation of additional committees or the elimination of committees.

Considers the adequacy of the By-Laws and the Restated Certificate of Incorporation of the Company and recommends to the Board, as appropriate, that the Board (i) adopt amendments to the By-Laws, and (ii) propose, for consideration by the shareholders, amendments to the Restated Certificate of Incorporation.

Prepares and publishes an annual report of the Nominating and Governance Committee to be included in the Company’s proxy statement.

Considers shareholder suggestions for nominees for director (other than self-nominations). See the Nominating and Governance Committee Report on pp. 15-16.

Assesses annually the adequacy of the Nominating and Governance Committee Charter. Reports to the Board of Directors about these matters.

Audit Committee Report

The Audit Committee is composed of four directors, all of whom meet the independence standards contained in the NYSE Listed Company rules, SEC rules and Ford’s Corporate Governance Principles, and operates under a written charter adopted by the Board of Directors. A copy of the Audit Committee Charter can be found on the Company’s website, www.ford.com. The Audit Committee selects, subject to shareholder ratification, the Company’s independent public accountants.

Ford management is responsible for the Company’s internal controls and the financial reporting process. The independent public accountants, PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”), are responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the conformity of those audited financial statements with generally accepted accounting principles in the United States. The Audit Committee monitors the Company’s financial reporting process and reports to the Board of Directors on its findings.

Audit Fees

PricewaterhouseCoopers served as the Company’s independent public accountants in 2003 and 2002. The Company paid PricewaterhouseCoopers $25.3 million and $21 million for audit services for the years ended December 31, 2003 and 2002, respectively. Audit services consisted of the audit of the financial statements included in the Company’s Annual Report on Form 10-K, reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, and providing comfort letters in connection with Ford and Ford Motor Credit Company funding transactions.

Audit-Related Fees

The Company paid PricewaterhouseCoopers $5.5 million and $4.8 million for audit-related services for the years ended December 31, 2003 and 2002, respectively. Audit-related services included due diligence for mergers, acquisitions, and divestitures, employee benefit plan audits, attestation services, internal control reviews and assistance with interpretation of accounting standards.

Tax Fees

The Company paid PricewaterhouseCoopers $15.8 million and $19.7 million for tax services for the years ended December 31, 2003 and 2002, respectively. The types of tax services provided included assistance with tax compliance and the preparation of tax returns, tax consultation, planning and implementation services, assistance in connection with tax audits, tax advice related to mergers, acquisitions and divestitures, and tax return preparation services provided to international service employees (“ISE”) to minimize the cost to the Company of these assignments.

All Other Fees

The Company paid PricewaterhouseCoopers $0.4 million for all other services for the year ended December 31, 2003, including only the completion of transitional work that began in 2002 but is no longer allowed under the SEC independence rules (e.g., health care and pension-related actuarial services).

The Company paid PricewaterhouseCoopers $4.4 million for all other services for the year ended December 31, 2002, including healthcare and pension-related actuarial services, litigation support, non-tax ISE services, and other projects.

Total Fees

For the year ended December 31, 2003, the Company paid PricewaterhouseCoopers a total of $47.0 million in fees, down $2.9 million from the total paid for 2002.

Auditor Independence

During the last year, the Audit Committee met and held discussions with management and PricewaterhouseCoopers. The Audit Committee reviewed and discussed with Ford management and PricewaterhouseCoopers the audited financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003. The Audit Committee also discussed with PricewaterhouseCoopers the matters required to be discussed by Statement on Auditing Standards Nos. 61 and 90 (Communications with Audit Committees) as well as by SEC regulations.

PricewaterhouseCoopers submitted to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee discussed with PricewaterhouseCoopers such firm’s independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, filed with the SEC.

The Audit Committee also considered whether the provision of other non-audit services by PricewaterhouseCoopers to the Company is compatible with maintaining the independence of PricewaterhouseCoopers and concluded that the independence of PricewaterhouseCoopers is not compromised by the provision of such services.

In addition, the Audit Committee adopted strict guidelines and procedures on the use of PricewaterhouseCoopers to provide any services, including advance Audit Committee approval of any services. All non-audit work will not be contracted with PricewaterhouseCoopers other than specific audit-related, tax, and due diligence services that have been approved in advance by the Audit Committee. All engagements with PricewaterhouseCoopers are approved at regularly scheduled meetings of the Committee. The Chair of the Committee may approve any engagement request outside of the regular approval process, with confirmation by the full Committee at its next scheduled meeting.

Audit Committee

Irvine O. Hockaday, Jr. (Chair)
Stephen G. Butler
Ellen R. Marram
Jorma Ollila

Nominating and Governance Committee Report

The Nominating and Governance Committee is composed of eleven directors, all of whom meet the independence standards contained in the NYSE Listed Company rules and Ford’s Corporate Governance Principles. The Committee operates under a written charter adopted by the Board of Directors. A copy of the charter may be found on Ford’s website at www.ford.com.

Composition of Board of Directors/ Nominees

The Committee recommends to the Board the nominees for all directorships to be filled by the Board or by you. The Committee also reviews and makes recommendations to the Board on matters such as the size and composition of the Board in order to ensure the Board has the requisite expertise and its membership consists of persons with sufficiently diverse and independent backgrounds. Between annual shareholder meetings, the Board may elect directors to vacant Board positions to serve until the next annual meeting.

The Board proposes to you a slate of nominees for election to the Board at the annual meeting. You may propose nominees (other than self-nominations) for consideration by the Committee by submitting the names, qualifications and other supporting information to: Secretary, Ford Motor Company, One American Road, Dearborn, MI 48126. Properly submitted recommendations must be received no later than December 9, 2004 to be considered by the Committee for inclusion in the following year’s nominations for election to the Board. Your properly submitted candidates are evaluated in the same manner as those candidates recommended by other sources. All candidates are considered in light of the needs of the Board with due consideration given to the qualifications described below.

Qualifications

Because Ford is a large and complex company, the Committee considers several qualifications when considering candidates for the Board. Among the most important qualities directors should possess are the highest personal and professional ethical standards, integrity and values. They should be committed to representing the long-term interests of all of the shareholders. Directors must also have practical wisdom and mature judgment. Directors must be objective and inquisitive. Ford recognizes the value of diversity and we endeavor to have a diverse Board, with experience in business, government, education and technology, and in areas that are relevant to the Company’s global activities. Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the Board for an extended period of time. Directors should also be prepared to offer their resignation in the event of any significant change in their personal circumstances that could affect the discharge of their responsibilities as directors of the Company, including a change in their principal job responsibilities.

Identification of Directors

The Charter of the Committee provides that the Committee conducts all necessary and appropriate inquiries into the backgrounds and qualifications of possible candidates as directors. It has the sole authority to retain and terminate any search firm to be used to assist it in identifying and evaluating candidates to serve as directors of the Company.

The Committee identifies candidates through a variety of means, including search firms, recommendations from members of the Committee and the Board, including the Chairman and Chief Executive Officer, and suggestions from Company management. Upon the recommendation of the Committee, Kimberly A. Casiano and Stephen G. Butler were elected to the Board of Directors on December 15, 2003 and February 13, 2004, respectively. Ms. Casiano and Mr. Butler were proposed to the Committee by the Chairman and CEO and were selected from among several names submitted by the directors, including the Chairman and CEO. Each of Ms. Casiano and Mr. Butler were interviewed by the Chair of the Committee and certain other Committee members prior to their election.

The Company on behalf of the Committee has paid fees to third-party firms to assist the Committee in the identification and evaluation of potential Board members.

Corporate Governance

The Committee developed and recommended to the Board a set of corporate governance principles, which the Board adopted. Ford’s Corporate Governance Principles may be found on its website at www.ford.com. The Committee also reviews management’s monitoring of compliance with the Company’s Standards of Corporate Conduct. In addition, the Committee has established a process for you to send communications to the Board. The manner in which you may send communications to the Board may be found on the Company’s website at www.ford.com. See the “Corporate Governance” section below for more information on our corporate governance practices.

Nominating and Governance Committee

Ellen R. Marram (Chair)
John R. H. Bond
Stephen G. Butler
Kimberly A. Casiano
Irvine O. Hockaday, Jr.
Marie-Josée Kravis
Richard A. Manoogian
Homer A. Neal
Jorma Ollila
Robert E. Rubin
John L. Thornton

Corporate Governance

Ford has operated under sound corporate governance practices for many years. We believe it is important to disclose to you a summary of our major corporate governance practices. Some of these practices have been in place for many years. Others have been adopted in response to regulatory and legislative changes. We will continue to assess and refine our corporate governance practices and share them with you.

Director Independence

A majority of the directors must be independent directors under the NYSE Listed Company rules. The NYSE rules provide that no director can qualify as independent unless the Board affirmatively determines that the director has no material relationship with the listed company. The Board has adopted the following standards in determining whether or not a director has a material relationship with the Company:

•	No director who is an employee or a former employee of the Company can be independent until three years after termination of such employment.

•	No director who is, or in the past three years has been, affiliated with or employed by the Company’s present or former independent auditor can be independent until three years after the end of the affiliation, employment or auditing relationship.

•	No director can be independent if he or she is, or in the past three years has been, part of an interlocking directorship in which an executive officer of the Company serves on the compensation committee of another company that employs the director.

•	No director can be independent if he or she is receiving, or in the last three years has received, more than $100,000 during any 12-month period in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

•	Directors with immediate family members in the foregoing categories are subject to the same three-year restriction.

•	The following commercial, charitable and educational relationships will not be considered to be material relationships that would impair a director’s independence:

(i)	if within the preceding three years a Ford director was an executive officer or employee of another company (or an immediate family member of the director was an executive officer of such company) that did business with Ford and either: (a) the annual sales to Ford were less than the greater of $1 million or two percent of the total annual revenues of such company, or (b) the annual purchases from Ford were less than the greater of $1 million or two percent of the total annual revenues of Ford, in each case for any of the three most recently completed fiscal years;

(ii)	if within the preceding three years a Ford director was an executive officer of another company which was indebted to Ford, or to which Ford was indebted, and either: (a) the total amount of such other company’s indebtedness to Ford was less than two percent of the total consolidated assets of Ford, or (b) the total amount of Ford’s indebtedness to such other company was less than two percent of the total consolidated assets of such other company, in each case for any of the three most recently completed fiscal years; and

(iii)	if within the preceding three years a Ford director served as an executive officer, director or trustee of a charitable or educational organization, and Ford’s discretionary contributions to the organization were less than the greater of $1 million or two percent of that organization’s total annual discretionary receipts for any of the three most recently completed fiscal years. (Ford’s automatic matching of charitable contributions will not be included in the amount of Ford’s contributions for this purpose.)

Based on these independence standards and all of the relevant facts and circumstances, the Board determined that the following directors are considered independent: John R. H. Bond, Stephen G. Butler, Kimberly A. Casiano, Irvine O. Hockaday, Jr., Marie-Josée Kravis, Richard A. Manoogian, Ellen R. Marram, Homer A. Neal, Jorma Ollila, Robert E. Rubin, and John L. Thornton. In accordance with the NYSE transition rules, the Board used a 12-month look back period in making the independence determinations. Commencing November 3, 2004, the three-year look back period will apply to independence determinations.

Corporate Governance Principles

The Company has adopted Corporate Governance Principles, which are published on the Company’s website (www.ford.com). These principles include: a limitation on the number of boards on which a director may serve, qualifications for directors (including a director retirement age and a requirement that directors be prepared to resign from the Board in the event of any significant change in their personal circumstances that could affect the discharge of their responsibilities), director orientation, continuing education and a requirement that the Board and each of its Committees perform an annual self-evaluation.

Committee Charters/ Codes of Ethics

The Company has published on its website (www.ford.com) the charter of each of the Audit, Compensation, Environmental and Public Policy, Finance, and Nominating and Governance Committees of the Board, as well as its Standards of Corporate Conduct, which apply to all officers and employees, a code of ethics for directors and a code of ethics for the Company’s chief executive officer as well as senior financial and accounting personnel. Any waiver of, or amendments to, the codes of ethics for directors or executive officers, including the chief executive officer, the chief financial officer and the principal accounting officer, may be approved only by the Nominating and Governance Committee and any such waivers or amendments will be disclosed promptly by the Company by posting such waivers or amendments to its website. Copies of each of the committee charters and the codes of ethics referred to above are also available by writing to our Shareholders Relations Department, Ford Motor Company, One American Road, P.O. Box 1899, Dearborn, Michigan 48126-1899.

Executive Sessions of Non-Employee Directors

Non-employee directors ordinarily meet in executive session without management present at regularly scheduled Board meetings and may meet at other times at the discretion of the presiding independent director or at the request of any non-employee director. According to Ford’s Corporate Governance Principles, the most senior independent director, currently Irvine O. Hockaday, Jr., is the presiding independent director for the executive sessions of non-management directors. Additionally, all of the independent directors meet at least once annually without management or non-independent directors present.

Audit Committee

The Charter of the Audit Committee provides that a member of the Audit Committee generally may not serve on the audit committee of more than two other public companies. The Board has designated Stephen G. Butler as an Audit Committee financial expert. Mr. Butler meets the independence standards for audit committee members under the NYSE Listed Company and SEC rules. The lead partner of the Company’s independent public accountants is rotated at least every five years.

Board Committees

Only independent directors serve on the Audit, Compensation and Nominating and Governance Committees, in accordance with the independence standards of the NYSE rules and the Company’s Corporate Governance

Principles. The Board, and each committee of the Board, has the authority to engage independent consultants and advisors at the Company’s expense.

Communications with the Board/ Annual Meeting Attendance

The Board has established a process by which you may send communications to the Board. For a description of the manner in which you can send communications to the Board, please visit the Company’s website (www.ford.com). All members of the Board are expected to attend the annual meeting, unless unusual circumstances would prevent such attendance. All fourteen directors who were then members of the Board attended last year’s annual meeting.

Management Stock Ownership

The following table shows how much Ford stock each director, nominee, and Named Executive beneficially owned as of March 1, 2004. No director, nominee or executive officer, including Named Executives, beneficially owned more than 0.86% of Ford’s total outstanding common stock. Directors and executive officers as a group, including the Named Executives, beneficially owned 1.40% of Ford common stock as of March 1, 2004. These persons held options exercisable on or within 60 days after March 1, 2004 to buy, and/or beneficially owned as of March 1, 2004 Trust Preferred Securities convertible into, 10,674,456 shares of Ford common stock.

				Percent of
		Ford		Outstanding
	Ford	Common	Ford	Ford
	Common	Stock	Class B	Class B
Name	Stock(1)(2)	Units(3)	Stock(4)	Stock

John R. H. Bond*	4,496	8,958	0	0

Stephen G. Butler*(5)	0	0	0	0

Kimberly A. Casiano*	3,212	0	0	0

Edsel B. Ford II*	3,928,254	9,218	5,047,909	7.125

William Clay Ford*	15,089,540	11,557	14,929,815	21.072

William Clay Ford, Jr.*	2,980,481	2,339	3,277,825	4.626

Allan D. Gilmour	492,062	0	0	0

Irvine O. Hockaday, Jr.*	18,382	41,375	0	0

Marie-Josée Kravis*	11,580	34,014	0	0

Richard A. Manoogian*	203,496	7,617	0	0

Ellen R. Marram*	16,800	49,865	0	0

Homer A. Neal*	10,588	10,487	0	0

Jorma Ollila*	7,684	31,592	0	0

James J. Padilla	187,013	40,271	0	0

Carl E. Reichardt*	534,616	5,787	0	0

Robert E. Rubin*	12,699	33,019	0	0

Nicholas V. Scheele*	80,604	36,236	0	0

John L. Thornton*	30,714	44,870	0	0

David W. Thursfield	143,755	0	0	0

All Directors and Executive Officers as a group (including Named Executives) (35 persons)	24,722,831	381,088	23,255,549	32.823

*	Indicates Directors

Notes

(1)Amounts shown include restricted shares of common stock issued under the Restricted Stock Plan for Non-Employee Directors, as follows: 2,797 shares each for Homer A. Neal and Richard A. Manoogian; 1,398 shares each for William Clay Ford, Jr., Marie-Josée Kravis, and Robert E. Rubin; 699 shares each for Edsel B. Ford II, William Clay Ford, Irvine O. Hockaday, Jr., Ellen R. Marram, and Carl E. Reichardt. Also, amounts shown include Restricted Stock Equivalents issued under the Restricted Stock Plan for Non-Employee Directors as follows: 2,098 each for John R. H. Bond and John L. Thornton; and 1,450 for Jorma Ollila.

Included in the amounts for “All Directors and Executive Officers as a group” are shares of common stock represented by Ford Stock Units credited under a deferred compensation plan and held by a certain Ford executive officer. These shares may be delivered after termination of employment. Additionally, for certain executive officers, primarily those living outside of the United States, amounts may include Restricted Stock Equivalents issued under the 1998 Plan for signing non-compete agreements in 2002.

Also, amounts shown include restricted shares of common stock issued under the 1998 Plan as follows: 47,591 shares for Edsel B. Ford II as payment for his services pursuant to a consulting agreement with the Company (see p. 22); 300,000 shares for Allan D. Gilmour in lieu of other long-term incentive awards in 2003; 140,498 shares for James J. Padilla for signing a non-compete agreement in 2002 and an award in January 2003 in connection with his appointment as an Executive Vice President of the Company; 56,641 shares for Nicholas V. Scheele for signing a non-compete agreement in 2002; and 100,000 shares for David W. Thursfield in connection with his appointment as an Executive Vice President of the Company. In addition, amounts for Mr. Thursfield include 36,250 Restricted Stock Equivalents for signing a non-compete agreement in 2002.

(2)In addition to the stock ownership shown in the table above: Edsel B. Ford II has disclaimed beneficial ownership of 78,906 shares of common stock and 63,100 shares of Class B Stock that are either held directly by his immediate family, by charitable funds which he controls or by members of his immediate family in custodial or conservatorship accounts for the benefit of other members of his immediate family. William Clay Ford has disclaimed beneficial ownership of 1,171,490 shares of common stock and 1,530,512 shares of Class B Stock either held directly by members of his immediate family or in trusts controlled by members of his immediate family. William Clay Ford, Jr., has disclaimed beneficial ownership of 97,523 shares of common stock and 164,673 shares of Class B Stock that are either held directly by members of his immediate family, in a trust for a child of his in which he is the trustee or by members of his immediate family in custodial accounts for the benefit of other members of his immediate family. Present directors and executive officers as a group have disclaimed beneficial ownership of a total of 1,349,145 shares of common stock and 1,758,285 shares of Class B Stock.

Also, on March 1, 2004 (or within 60 days after that date), the Named Executives and directors listed below have rights to acquire shares of common stock through the exercise of stock options under Ford’s stock option plans and/or through conversion of Trust Preferred Securities, as follows:

Person	Number of Shares

William Clay Ford, Jr.	4,386,303
Richard A. Manoogian	56,498
James J. Padilla	414,704
Nicholas V. Scheele	1,252,024
David W. Thursfield	388,791

The amounts of common stock shown above for Mr. Manoogian are a result of his ownership of Trust Preferred Securities, which are convertible into Ford common stock. In Mr. Manoogian’s case, he is deemed to be the beneficial owner of certain Trust Preferred Securities as a result of his being a trustee of a charitable foundation that owns the Trust Preferred Securities. Amounts of common stock shown above for Mr. Ford are a result of his ownership of stock options and Trust Preferred Securities.

(3)These are common stock units credited under a deferred compensation plan and payable in cash.

(4)As of March 1, 2004, the following persons owned more than 5% of the outstanding Class B Stock: Josephine F. Ford, c/o Ford Estates, Dearborn, Michigan, beneficially owned 13,430,084 shares (18.955%); and Lynn F. Alandt, c/o Ford Estates, Dearborn, Michigan, beneficially owned 9,007,705 shares (12.713%).

Of the outstanding Class B Stock, 47,560,910 shares are held in a voting trust of which Edsel B. Ford II, William Clay Ford, and William Clay Ford, Jr. are among the trustees. The trust requires the trustees to vote the shares as directed by a plurality of the shares in the trust. Edsel B. Ford II is a nephew and William Clay Ford, Jr. is the son of William Clay Ford.

(5)Mr. Butler, who was elected a director on February 13, 2004, purchased 6,000 shares of Ford common stock on March 19, 2004.

Impact Resulting From Spin-off of Associates First Capital Corporation and Visteon Corporation and Implementation of the Value Enhancement Plan

The value of the Company’s common stock changed as a result of:

• the spin-off of the Company’s interest in Associates First Capital Corporation on April 7, 1998;

• the spin-off of the Company’s interest in Visteon Corporation on June 28, 2000; and

• the Company’s recapitalization and merger (also known as the Value Enhancement Plan) on August 2, 2000.

To account for these changes in value, the following items held by officers or directors of the Company as of April 9, 1998, June 28, 2000 and August 2, 2000, respectively, were adjusted in each case to ensure that the aggregate value of the item before and after each of these events would be approximately equal: common stock units, deferred contingent credits, Performance Stock Rights, Restricted Stock Equivalents, and stock options. (References in this proxy statement to any of these items that were issued before August 2, 2000 are to the adjusted amounts.)

Section 16(a)
Beneficial Ownership Reporting Compliance

Based on Company records and other information, Ford believes that all SEC filing requirements applicable to its directors and executive officers were complied with for 2003 and prior years.

Compensation of Directors

Goal. Ford wants the directors’ compensation to be tied to your interests as shareholders. Accordingly, over 50% ($35,000) of a director’s annual Board membership fee is deferred in the form of common stock units. This deferral, together with the restricted stock granted to directors and director stock ownership goals, is part of Ford’s commitment to link director and shareholder interests. These compensation programs are described below.

Fees. The following fees are paid to directors who are not Ford employees:

Annual Board membership fee	$65,000
Annual Committee membership fee	$15,000
Attendance fee for each Board meeting	$1,000

Deferred Compensation Plan. Under this plan, $35,000 of a director’s annual Board membership fee must be deferred in common stock units. Directors also can choose to have the payment of all or some of the remainder of their fees deferred in the form of cash and/or common stock units. Each common stock unit is equal in value to a share of common stock and is ultimately paid in cash. These common stock units generate Dividend Equivalents in the form of additional common stock units. These units are credited to the directors’ accounts on the date common stock cash dividends are paid. Any fees deferred in cash are held in the general funds of the Company. Interest on fees deferred in cash is credited semi-annually to the directors’ accounts at the then-current U.S. Treasury Bill rate plus 0.75%. In general, deferred amounts are not paid until after the director retires from the Board. The amounts are then paid, at the director’s option, either in a lump sum or in annual installments over a period of up to ten years.

Restricted Stock Plan. Non-employee directors also receive restricted shares of common stock. Each non-employee director who has served for at least six months receives 3,496 shares of common stock subject to restrictions on sale. In general, the restrictions expire for 20% of the shares each year following the year of the grant. Each non-employee director receives an additional 3,496 shares on the same terms when the restrictions on all of the prior 3,496 shares end.

Stock Ownership Goals. To further link director and shareholder interests, Ford established stock ownership goals for non-employee directors in 1995. Each non-employee director has a goal to own common stock equal in value to five times the sum of the director’s annual Board and Committee fees within five years.

Life Insurance. Ford provides non-employee directors with $200,000 of life insurance and $500,000 of accidental death or dismemberment coverage. The life insurance coverage continues after the director retires from the Board if the director is at least 55 years old and has served for at least five years. A director who retires from the Board after age 70 or, after age 55 with Board approval, and who has served for at least five years, may elect to have the life insurance reduced to $100,000 and receive $15,000 a year for life. The accidental death or dismemberment coverage may, at the director’s expense, be supplemented up to an additional $500,000 and ends when the director retires from the Board.

Matching Gift Program. Non-employee directors may give up to $25,000 per year to certain tax-exempt organizations under the Ford Fund Matching Gift Program. For each dollar given, the Ford Motor Company Fund contributes two dollars.

Certain Relationships and Related Transactions

Since January 1993, Ford has had a consulting agreement with William Clay Ford. Under this agreement, Mr. Ford is available for consultation, representation, and other duties (including service as a director). For these services, Ford pays him $100,000 per year and provides facilities (including office space), an administrative assistant, and security arrangements. This agreement will continue until either party ends it with 30 days’ notice.

Since January 1999, Ford has had a similar consulting agreement with Edsel B. Ford II. Under this agreement, the consulting fee is $125,000 per calendar quarter, payable in restricted shares of common stock. The shares cannot be sold for one year and are subject to the conditions of the 1998 Plan. The other terms of the agreement are substantially similar to those described in the paragraph above.

Our former Vice Chairman and current director, Carl E. Reichardt, was elected to Ford Motor Credit Company’s board of directors and audit committee in 2003 and is also a member of the Ford Credit advisory board. Mr. Reichardt did not receive any additional compensation for such services to Ford Credit during 2003. In 2004, Ford Credit began compensating non-employee members, including Mr. Reichardt, of its board of directors, board committees and advisory board. The annual fees for such non-employee members are as follows: board of directors: $30,000; board committees: $10,000; and advisory board: $10,000. Additionally, non-employee members receive a $1,000 attendance fee for each meeting of Ford Credit’s board of directors, board committees and advisory board.

In 2002, the Company and most of its executive officers, including all of the Named Executives, entered into non-compete agreements. Under the agreements, the officers agreed not to directly or indirectly work or associate with any business that competes with Ford for two years after their voluntary termination. In return, most officers received restricted shares of common stock in an amount approximately equal to one year’s salary. Restrictions on the restricted shares lapse on the third anniversary of the grant date. William Clay Ford, Jr., our Chairman and Chief Executive Officer, and Allan D. Gilmour, our Vice Chairman, did not receive any compensation for signing the agreement. In addition, certain individuals who became executive officers after June 1, 2002 signed the agreement in consideration of their hiring or promotion and related compensation, benefits and perquisites.

In June 2002, the Company entered into an agreement with Carl E. Reichardt. Under this agreement, the Company agreed to pay Mr. Reichardt’s salary as Vice Chairman in the form of restricted shares of Ford common stock. The shares, which were generally issuable within thirty days after the end of each calendar quarter, could not be sold, transferred or otherwise disposed of for a period of one year from the grant date. However, when Mr. Reichardt retired from employment with the Company in 2003, his restricted stock became vested at that time.

Mr. Reichardt became vested in the Company’s General Retirement Plan (“GRP”) after one year of Company service. For the period in which he could not participate in the GRP on a contributory basis, the Company provided him a defined pension benefit through a combination of qualified and non-qualified plans that duplicated the GRP benefit he would have been eligible to receive under the GRP if he had been a contributing member at all times eligible, with a minimum benefit of at least $1,250 per month. Upon retirement from his employment, Mr. Reichardt became eligible for $100,000 of Company-paid life insurance. When Mr. Reichardt retired as an employee but remained on the Board of Directors, he received the retirement arrangement and is not eligible for benefits under the Company’s Directors Life Insurance and Optional Retirement Plan.

While employed with the Company, Mr. Reichardt was entitled to use the Company aircraft for personal use while the Company aircraft was not being used for other business purposes. His spouse and children were allowed to accompany him on such aircraft. The Company compensated Mr. Reichardt for the amount of tax attributable to increased taxable income as a result of the personal use of Company aircraft.

Paul Alandt, Lynn F. Alandt’s husband, owns a Ford-franchised dealership and a Lincoln-Mercury-franchised dealership. In 2003, the dealerships paid Ford about $52.7 million for products and services in the ordinary course of business. In turn, Ford paid the dealerships about $14.2 million for services in the ordinary course of business. Also in 2003, Ford Motor Credit Company, a wholly-owned subsidiary of Ford, provided about $64 million of financing to the dealerships and paid $457,670 to them in the ordinary course of business. The dealerships paid Ford Credit about $67 million in the ordinary course of business. Additionally, in 2003 Ford Credit purchased retail installment sales contracts and Red Carpet Leases from the dealerships in amounts of about $17.9 million and $23.8 million, respectively.

On April 8, 2002, Mr. Alandt and Volvo Cars of North America, LLC entered into an agreement relating to Mr. Alandt establishing an authorized Volvo dealership. The agreement is subject to various conditions, including the signing of a Volvo retailer agreement.

John L. Thornton was President and Co-Chief Operating Officer of The Goldman Sachs Group, Inc. until his retirement on July 1, 2003. Goldman Sachs provided Ford with investment banking services in 2003, as it has for many years.

John R. H. Bond is the Group Chairman and an executive director of HSBC Holdings plc, and Robert E. Rubin is Chairman of the Executive Committee and member of the Office of the Chairman of Citigroup Inc. Both HSBC Holdings plc and Citigroup Inc. provided investment banking services to the Company in 2003.

In May 2002, The Detroit Lions, Inc., a professional football team and member of the National Football League (the “Lions”), began paying rent to Ford Motor Land Development Corporation, an indirect wholly-owned subsidiary of ours (“Ford Land”), pursuant to a lease for a newly constructed football practice facility and related administrative offices. The facility was constructed by Ford Land at a final cost of approximately $38.2 million on property owned by it in Dearborn and Allen Park, Michigan. This property had not previously been developed commercially or otherwise used by us or any of our affiliates. A director of ours, William Clay Ford, is the majority owner of the Lions. In addition, William Clay Ford, Jr., our Chairman and Chief Executive Officer, is one of four minority owners and is a director and officer of the Lions. In October 2003, an entity owned by William Clay Ford (“WCF Land”) and Ford Land began discussions on the sale of the facility, subject to the completion of additional due diligence, finalization of contracts and the receipt of appropriate corporate approvals. In March 2004, Ford Land and WCF Land, as assignee of the Lions’ option under the lease to purchase the facility at specified prices throughout the lease term, completed the sale at the October 31, 2003 contractual option price of $44.015 million. In addition, WCF Land paid to Ford Land interest on the purchase price between November 1, 2003 and the closing date at Ford Land’s rate of return on invested cash, and the Lions paid rent in an amount of $3,568,820 for the period from January 1, 2003 through October 31, 2003.

The Company and The Edison Institute, a Michigan non-profit corporation, entered into a contract with an initial term commencing April 30, 2003 and terminating December 31, 2007. The initial term will be extended for successive one-year periods unless earlier notice is given by either party. Pursuant to the terms of the contract, the Company will sponsor The Edison Institute to manage, market and operate public tours of Ford’s new Rouge Visitor Center, including the elevated viewing walkway that connects the Rouge Visitor Center to Ford’s Rouge Assembly Plant, located in Dearborn, Michigan, in conjunction with The Edison Institute’s operations at The Henry Ford. Further, the Company agreed to reimburse The Edison Institute’s expenses to the extent they exceed the revenues received from the Visitor Center, plus pay an annual sponsorship fee in the amount of $500,000. This fee will be re-evaluated in 2005 based upon historical operating costs. Steven K. Hamp, President of The Edison Institute, is the son-in-law of William Clay Ford, a Company director, and the brother-in-law of William Clay Ford, Jr., our Chairman and Chief Executive Officer. William Clay Ford, Jr. is also the Chairman of the Board of Trustees of The Edison Institute. William Clay Ford is also Chairman Emeritus of The Edison Institute and a member of its Board of Trustees. Edsel B. Ford II, a Company director, is also a member of the Board of Trustees of The Edison Institute.

Allan D. Gilmour, our Vice Chairman, is the majority owner of a corporation that operates a Ford-franchised dealership. In 2003, the dealership paid to Ford about $6.6 million for products and services in the ordinary course of business. In turn, Ford paid the dealership about $1.3 million for services in the ordinary course of business. Also in 2003, Ford Credit provided about $2.6 million of financing to the dealership and paid $67,628 to it in the ordinary course of business. The dealership paid Ford Credit about $4.6 million in the ordinary course of business. Ford Credit discontinued financing for the dealership in April 2003. Additionally, in 2003 Ford Credit purchased retail installment sales contracts and Red Carpet Leases from the dealership in amounts of about $1.6 million and $470,000, respectively.

Edsel B. Ford II owns Pentastar Aviation, Inc., an aircraft charter and management and maintenance company. During 2003, the Company paid Pentastar, or its affiliates, approximately $96,670 for services provided to the Company in the ordinary course of business.

In connection with Ford Motor Company’s Centennial observance in 2003, the Company commissioned an automotive artist, Ken Eberts, to create fourteen original paintings of automobiles and related themes. The Company paid Mr. Eberts $142,500 for the paintings. Reproductions of these paintings were then used in connection with the Centennial, including the publication and sale of a calendar, prints, post cards, puzzles, screen savers, apparel, posters, event programs, etc. In March 2004, the Company sold the original paintings by Mr. Eberts to Edsel B. Ford II in a private sale for $168,750. The sale price was based on appraisals received from independent art appraisers.

In March 2001, Marketing Associates, LLC, an entity in which Edsel B. Ford II has a majority interest, acquired all of the assets of the Marketing Associates Division of Lason Systems, Inc. Before the acquisition, the Marketing Associates Division of Lason Systems, Inc. provided various marketing and related services to the Company. In 2003, the Company paid Marketing Associates, LLC approximately $47.5 million for marketing and related services provided in the ordinary course of business.

Compensation Committee Report on Executive Compensation
(How Ford Determines Executive Compensation)

The Compensation Committee is composed of four directors, all of whom meet the independence standards contained in the NYSE Listed Company rules and Ford’s Corporate Governance Principles. The Committee operates under a written charter adopted by the Board of Directors. A copy of the charter may be found on Ford’s website at www.ford.com.

Purposes

Ford’s executive compensation program aims to:

• Link executives’ goals with your interests as shareholders.

• Support business plans and long-term Company goals.

• Tie executive compensation to Company performance.

• Attract and retain talented leadership.

Types of Compensation

Ford utilizes two main types of compensation:

(1)	Annual compensation. This includes salary and bonus. Ford awards bonuses when performance criteria for a specific year meet a certain level required under the bonus plan.

(2)	Long-term compensation. This includes stock options and other long-term incentive awards based on common stock. The ultimate value of these awards depends on Company performance and future stock value.

Factors Considered in Determining Compensation

The Compensation Committee wants the compensation of Ford executives to be competitive with other worldwide automotive companies and with major U.S. companies. Each year, the Committee reviews a report from an outside consultant on Ford’s compensation program for executives. The report discusses all aspects of compensation as well as how Ford’s program compares with those of the peer companies. The consultant develops compensation data using a survey of several leading companies picked by the consultant and Ford. General Motors and DaimlerChrysler were included in the survey. Twenty leading companies in other industries also were included because the job market for executives goes beyond the auto industry. Companies were picked based on size, reputation, and business complexity. The Committee looks at the size and success of the companies and the types of jobs covered by the survey in determining executive compensation. One goal of Ford’s compensation program over time is to approximate the survey group’s median compensation, adjusted for company size and performance. In 2003, Ford’s executive salaries and long-term incentive grants generally were consistent with this goal. Based on this report, its own review of various parts of the program, and its assessment of the skills, experience, and achievements of individual executives, the Committee determines the compensation of executives as a group and of officers individually.

In special circumstances, the Committee grants awards of cash, stock options and/or restricted stock or Restricted Stock Equivalents to key executives when it deems it appropriate for retention and/or incentive purposes.

The Committee also considers the tax deductibility of compensation paid to the Named Executives. In 2003 and 1998, you approved the terms of the Annual Incentive Compensation Plan and the 1998 Plan so that certain compensation paid to these individuals would be deductible by the Company under federal tax law. In 1995, you approved the terms of the 1990 Long-Term Incentive Plan for the same reason. These plans limit the amount of bonuses, stock awards and stock options that may be granted to any person in any year. In 2002, you approved an amendment to the 1998 Plan which changed the limit on the amount of stock options that may be granted to any Named Executive in any one year. In 2003, your approval of the 1998 Plan also covered an amendment to that Plan that clarified that the Compensation Committee may decide that any award otherwise payable in common stock will be paid in whole or in part in cash in an amount equal to the value of the common stock.

Further, in 1994 the Committee created stock ownership goals for executives at the vice president level and above. The goals are for these executives to own common stock worth a multiple of salary, ranging from one times salary for vice presidents up to five times salary for the CEO, within five years from taking the relevant position.

Annual Compensation

General

Annual compensation for Ford executives includes salary and bonus. This is similar to the compensation programs of most leading companies.

The Committee aims to pay salaries at the median of the survey companies over time, adjusted for company size and performance. The Committee also looks at the specific job duties, the person’s achievements, and other criteria.

Bonuses

The Annual Incentive Compensation Plan provides for annual cash awards to participants based on achievement of specific performance goals relating to a specific year.

For 2003, the Committee set a bonus formula based on budgeted corporate pre-tax income less a charge for the cost of capital, as adjusted up or down by worldwide cost performance, worldwide market share and customer satisfaction performance. Awards may be less than or greater than 100% of the target award.

The four Named Executives who participated in the special incentive arrangement described below did not receive awards under the Annual Incentive Compensation Plan for 2003. In addition, the CEO and Carl E. Reichardt also did not receive bonuses under the Annual Incentive Compensation Plan, but each of them received a bonus under the 1998 Plan for 2003.

Under the Plan, the Committee sets target awards for Company officers based on each person’s level of responsibility. Using business data, the Committee reviewed Ford’s performance during 2003 against the goals. The Committee determined that Ford exceeded the cost performance goal, partially met the customer satisfaction performance goal, and did not meet the global market share goal. Based on this performance, the Committee decided to award 100% of the target awards and then make adjustments for individual awards.

The total amount set aside for bonuses in a given year under the Plan depends on Ford’s performance during the year against the performance goals. For 2003, the Committee set aside $50.13 million, including funds designated for rewarding top performers. Individual awards depend on each person’s level of responsibility. The Committee increased or decreased individual awards from a formula amount, based on leadership level or salary grade level, to reward a person’s or group’s performance. Data on bonuses for the surveyed companies are not yet available, but the Committee expects Ford’s bonuses for 2003 to be below the average of the survey group.

Special cash awards were made in 2004 to twelve officers in key positions for achieving certain financial milestones in 2003 under a special performance incentive arrangement relating to automotive operations results and cost reductions. Four of the twelve officers who participated in this arrangement — Nicholas V. Scheele, Allan D. Gilmour, James J. Padilla and David W. Thursfield — are Named Executives. (See column (d) of the Summary Compensation Table on p 30.) William Clay Ford, Jr., our Chairman and CEO, and Carl E. Reichardt, our former Vice Chairman, did not participate in this incentive arrangement. Officers who participated in this incentive arrangement did not receive awards under the Annual Incentive Compensation Plan for 2003.

Long-Term Compensation

General

Today’s business decisions affect Ford over a number of years. This is why the long-term incentive awards are tied to Ford’s performance and the value of Ford’s common stock over several years.

The charts on pp. 38 and 39 show the long-term performance of Ford’s common stock.

Stock Options

Stock options are an important part of Ford’s long-term incentive program. The managers who get them gain only when the common stock value goes up.

In 2001, the executives and other employees received ten-year options in amounts generally similar to prior years. In 2002, top executives received ten-year options in generally greater amounts than in prior years, and other employees received ten-year options in amounts generally similar to prior years. In 2003, top executives and other employees received ten-year options in amounts generally similar to 2001. In deciding the size of individual option grants for 2003, the Committee generally considered the person’s job, the person’s expected role in the Company’s long-term performance, the special retention needs of the Company, the number of options granted to the person in prior years, as well as the total number of options awarded to all employees. You have approved a limit on the number of options that may be granted to any Named Executive in any year. This limit, which is not a target, is 5,000,000, as adjusted under the 1998 Plan. All 2003 stock option grants to the Named Executives were below this limit.

Stock Awards

Certain common stock awards are based on performance against goals created by the Committee over a period of years. In 2003, the Committee granted Performance Stock Rights to Company officers and certain other top executives. These Performance Stock Rights cover the performance period 2003-2005. From 0% to 150% of these rights may be awarded in the form of common stock after this period ends. The awards are based on total shareholder returns of Ford compared to the shareholder returns of all other Standard & Poor’s 500 companies, total cost performance, global market share, high-time-in-service customer satisfaction and launch-time customer satisfaction. All of these metrics, except total Ford shareholder returns, were new for the 2003-2005 performance period. Each of the five metrics is weighted equally at 20% and includes a minimum payout threshold of 50% (representing 10% of the total targeted payout).

The size of a person’s Performance Stock Rights grant depends on competitive long-term compensation data, the person’s job, and the person’s expected role in Ford’s long-term performance. In general, under the terms of the Performance Stock Rights, less than the maximum number of shares covered by the Performance Stock Right are awarded if the goals are only partly met.

The 1998 Plan sets a limit, approved by you, on the number of shares available as stock awards under Performance Stock Rights to any Named Executive in any year. This limit, which is not a target, is 906,704 shares, as adjusted under the 1998 Plan. The Performance Stock Rights granted in 2003 to any of the Named Executives were below the limit. For the 2003-2005 period, the Performance Stock Rights granted in 2003 included Dividend Equivalents payable in cash.

No Final Awards were made under the 1998 Plan for the performance period 2001-2003. The Committee reviewed Ford’s performance during the 2001-2003 performance period against goals relating to total shareholder returns relative to the shareholder returns of all other Standard & Poor’s 500 companies. The data reviewed by the Committee showed that Ford shareholder returns were below the minimum level set for an award.

Select Retirement Plan

To achieve several business goals, the Committee supported making offers under the Select Retirement Plan, a voluntary retirement program for certain U.S. management employees, in 2003. In general, the program added three years of age and contributory service for retirement benefits purposes. To be eligible, employees generally had to be at least age 52 with 10 or more years of service. Some executives retired during 2003 under this program. More information on the program is on pp. 39-41.

CEO Compensation

Annual Compensation

Mr. Ford received quarterly stock option grants in March, June, September and December 2003 in lieu of paying him a cash salary of $375,000 per quarter. The number of shares covered by these stock option grants was based on the Black-Scholes value of the options at the time of grant. (See column (b) of the Options/SAR Grants Table on p. 33.) The amount of salary paid to Mr. Ford in the form of stock options was not increased during 2003.

Mr. Ford was not paid a cash bonus under the Annual Incentive Compensation Plan. Instead, the Committee awarded Mr. Ford Restricted Stock Equivalents under the 1998 Plan. The amount of the award was determined based on a review of the Company’s and his performance in 2003, including corporate pre-tax income, cost performance, market share, customer satisfaction performance, and shareholder return. (See column (f) of the Summary Compensation table on p. 30.) The Committee also considered his job as head of a global company with a wide area of control and broad duties and his leadership in the Company’s cost reduction efforts, decision making, strategic thinking and development of the senior executive team. The Committee and other non-employee directors of the Company reviewed his 2003 accomplishments, and the Committee considered these combined views.

Long-Term Compensation

The value of the stock options granted to Mr. Ford depends on Ford’s future success — and whether that success is reflected in the value of the common stock.

In lieu of paying him a cash salary in 2003, Mr. Ford was granted stock options. (See “CEO Compensation — Annual Compensation” above.)

Mr. Ford was not granted any Performance Stock Rights in 2003. In lieu of other long-term incentive compensation, Mr. Ford was granted stock options on January 3, 2003. In deciding the amount of this stock option grant (shown in column (b) of the Options/SAR Grants Table on p. 33), the Committee considered the complexity and duties of his job, his role in achieving the Company’s long-term goals, the importance of tying his compensation to the long-term performance of Ford stock, the amount of other long-term incentives that he otherwise would have been granted during 2003, and the number of options he received in 2002 in lieu of other long-term compensation.

Tax Deductibility

Finally, the Committee considered the deductibility of Mr. Ford’s compensation under the tax laws. As discussed above, you previously approved plan amendments and new plans allowing Ford to deduct, for federal income tax purposes, certain parts of his compensation (as well as that of other Named Executives) for tax years starting with 1995.

Compensation Committee

Marie-Josée Kravis (Chair)
John R. H. Bond
Richard A. Manoogian
Robert E. Rubin

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is composed of John R. H. Bond, Marie-Josée Kravis, Richard A. Manoogian and Robert E. Rubin, none of whom is an employee or a current or former officer of the Company. John R. H. Bond is the Group Chairman and an executive director of HSBC Holdings plc, and Robert E. Rubin is Chairman of the Executive Committee and member of the Office of the Chairman of Citigroup Inc. Both HSBC Holdings plc and Citigroup Inc. provided investment banking services to the Company in 2003.

Compensation of Executive Officers

The table below shows the before-tax compensation for the last three years for William Clay Ford, Jr., who served as CEO, the four next highest paid executive officers at the end of 2003, and Carl E. Reichardt, who would have been among the four next highest paid executive officers at the end of 2003 but for his retirement from the Company in August.

SUMMARY COMPENSATION TABLE

							Long-Term Compensation

		Annual Compensation					Awards		Payouts

(a)	(b)	(c)		(d)		(e)	(f)	(g)	(h)	(i)
								Securities
						Other	Restricted	Underlying
						Annual	Stock	Options/	LTIP	All Other
Name and Principal						Compensation	Award(s)	SARs	Payouts	Compensation
Position	Year	Salary($)		Bonus($)		($)(1)	($)(2)	(#)(3)	($)(4)	($)(5)

William Clay Ford, Jr.(6)	2003		(7)		(8)	174,361	1,503,391	4,486,493	0	0
Chairman and CEO	2002		(7)	0		219,953	0	4,408,247	0	0
	2001		(7)	0		152,877	1,251,346	48,543	0	0

Nicholas V. Scheele (9)	2003	1,000,000		825,000		352,171	0	500,000	0	0
President and	2002	1,000,000		0		207,565	999,714	1,375,000	0	0
Chief Operating Officer	2001	612,000		0		244,093	0	45,000	0	36,718

Allan D. Gilmour (10)	2003	912,500		750,000		0	2,289,000	0	0	1,038,731
Vice Chairman	2002	557,610		0		0	4,622,097	0	0	1,038,731
	2001	—		—		—	—	—	—	—

Carl E. Reichardt (11)	2003		(12)		(13)	242,053	3,192,345	0	0	12,694
Former Vice Chairman	2002		(12)	0		474,264	6,806,054	0	0	0
	2001		(12)	0		127,417	151,404	0	0	0

James J. Padilla (14)	2003	900,000		900,000		101,739	968,000	250,000	0	0
Executive Vice President,	2002	730,417		0		84,429	714,790	150,000	0	0
President of the Americas	2001	527,500		0		232,676	0	70,000	0	31,647

David W. Thursfield (15)	2003	900,000		750,000		74,053	968,000	250,000	0	0
Executive Vice President,	2002	623,750		0		35,704	639,813	185,000	0	0
President — International	2001	496,583		0		69,027	0	45,000	0	29,795
Operations & Global Purchasing

Notes

(1)Amounts shown include the value of Dividend Equivalents paid to the following Named Executives under the Long-Term Incentive Plan in 2003 as follows:

Named Executive	Market Value

Nicholas V. Scheele	$107,200
James J. Padilla	$100,661
David W. Thursfield	$65,700

Also, amounts shown include certain tax reimbursements and, for Mr. Ford, Mr. Scheele and Mr. Reichardt, the aggregate incremental cost to the Company of providing various perquisites and personal benefits. For Mr. Ford, it includes $139,475, $188,390, and $144,596 for required personal use of Company aircraft in 2001, 2002 and 2003, respectively. For Mr. Scheele, it includes $58,865, $71,165 and $215,700 for required personal use of Company aircraft in 2001, 2002 and 2003, respectively. For Mr. Reichardt, it includes $193,467 and $161,355 for personal use of Company aircraft in 2002 and 2003 pursuant to the terms of his employment contract with the Company (see p. 23).

(2)Amounts shown in column (f) reflect the fair market value of common stock on the date of grant. During 2001, Mr. Ford received 58,253 restricted shares of common stock for his services as Chairman. Restrictions on these restricted shares awarded to Mr. Ford lapsed one year from the date of grant. Mr. Ford also received 113,122 Restricted Stock Equivalents as a bonus for 2003. Restrictions on the Restricted Stock Equivalents awarded to Mr. Ford lapse one year from the date of grant (see footnote 8 below). During 2002 and 2003, Mr. Gilmour received restricted shares of common stock for his services as Vice Chairman and Chief Financial Officer of 276,276 shares and 300,000 shares, respectively. Restrictions on the restricted shares awarded to Mr. Gilmour lapse one year from the date of grant. For the period October 30, 2001 through December 31, 2001, for 2002 and for the period January 1, 2003 until August of 2003, Mr. Reichardt received restricted shares of common stock for his services as Vice Chairman of 9,768 shares, 370,526 shares and 357,555 shares, respectively. Additionally, Mr. Reichardt received 50,977 restricted shares in June 2002 for signing a non-compete agreement (the “Non-Compete Grant”). Restrictions on the Non-Compete Grant were to lapse three years from the date of the grant. Restrictions on the restricted shares awarded to Mr. Reichardt in 2001 and through June 2002 (excluding the Non-Compete Grant) lapsed one year from the date of grant. The remainder of the restrictions on the shares awarded for the period from July 2002 through July 2003 and the restrictions on the Non-Compete Grant lapsed upon his retirement in August 2003 pursuant to the terms of his employment contract with the Company (see p. 23). Mr. Reichardt also received 28,280 restricted shares of common stock as a bonus for 2003. Restrictions on these restricted shares awarded to Mr. Reichardt lapse one year from the date of grant (see footnote 13 below). Messrs. Padilla and Thursfield received restricted shares of common stock on January 3, 2003, of 100,000 shares each in connection with their appointment as Executive Vice Presidents of the Company. Restrictions on these shares lapse on January 1, 2006.

Listed below are the total number of restricted shares of common stock and/or Restricted Stock Equivalents owned by each of the following Named Executives as of December 31, 2003 and the total values thereof based on the market value of the Company’s common stock on December 31, 2003: William Clay Ford, Jr., 1,398 shares ($22,368); Nicholas V. Scheele, 56,641 shares ($906,256); Allan D. Gilmour, 300,000 shares ($4,800,000); Carl E. Reichardt, 699 shares ($11,184); James J. Padilla, 140,498 shares ($2,247,968); and David W. Thursfield, 136,250 shares ($2,180,000). Holders of restricted shares of common stock receive the same cash dividends as other shareholders owning common stock and holders of Restricted Stock Equivalents receive Dividend Equivalents.

(3)In general, under the 1998 Plan, stock appreciation rights may be granted along with the grant of options to executive officers. Exercise of a stock appreciation right cancels the related stock option, and vice versa.

(4)This column represents Final Awards under the 1998 Plan. Final Awards are based on the attainment of performance goals and on individual performance. No Final Awards were made in 2002, 2003 or 2004 for the 1999-2001, the 2000-2002, and the 2001-2003 performance periods, respectively.

(5)These amounts are (a) matching contributions by Ford under the Savings and Stock Investment Plan (“SSIP”) and (b) the values of certain credits provided to the Named Executives under the Benefit Equalization Plan (“BEP”). Under the BEP, Ford provides benefits substantially equal to benefits that could not be provided under the SSIP because of limitations under the Internal Revenue Code. For 2002 and 2003, the Company suspended SSIP matching contributions and related BEP credits. Additionally, for Mr. Gilmour these amounts include payments made to him in 2002 and 2003 under Ford’s retirement plans. Mr. Gilmour has not accumulated additional credited years of service under Ford’s retirement plans since returning to the Company as an employee. Also, for Mr. Reichardt these amounts include payments made to him for the period August 1, 2003 to December 31, 2003 under Ford’s retirement plans.

(6)From January 2001 until October 30, 2001, Mr. Ford’s compensation was for his services as a director and Chairman of the Board. From October 30 for the remainder of 2001, and for 2002 and 2003, Mr. Ford’s compensation was for his services as Chairman and CEO. In addition, he was granted 4,000,000 stock options in each of 2002 and 2003 in lieu of other long-term incentive awards.

(7)Mr. Ford’s salary of $250,000 from October 30, 2001 until December 31, 2001 and his salary of $1,500,000 for each of 2002 and 2003 for his services as CEO were paid in the form of 48,543 stock options, 408,247 stock options and 486,493 stock options, respectively (see column (g) above and the Options/ SAR Grants in Last Fiscal Year Table on p. 33).

(8)Mr. Ford’s bonus for 2003 was paid on March 12, 2004 in the form of Restricted Stock Equivalents (see column (f) and footnote 2 above and the “Compensation Committee Report — CEO Compensation — Annual Compensation,” p. 28).

(9)Mr. Scheele’s compensation from January 1, 2001 to August 1, 2001 was for his services as Vice President (Chairman — Ford of Europe). From August 1, 2001 to October 30, 2001, Mr. Scheele’s compensation was for his services as Group Vice President — Ford North America. For the remainder of 2001, for 2002 and for 2003, his compensation was for services as President and Chief Operating Officer of Ford.

(10)Mr. Gilmour’s compensation from May 20, 2002 until August 1, 2003, was for his services as Vice Chairman and Chief Financial Officer of Ford. For the remainder of 2003, Mr. Gilmour’s compensation was for his services as Vice Chairman of the Company.

(11)From January 2001 until October 30, 2001, Mr. Reichardt’s compensation was for his services as a non-employee director of the Company. From October 30, 2001 for the remainder of 2001, for 2002 and from January 1, 2003 until August 1, 2003, Mr. Reichardt’s compensation was for his services as Vice Chairman of the Company. For the remainder of 2003, Mr. Reichardt’s compensation was for his services as a non-employee director of the Company (these amounts are included in column (e)). In addition, upon his retirement on August 1, 2003 and for the remainder of 2003, Mr. Reichardt received pension benefits (these amounts are shown in column (i)).

(12)Mr. Reichardt’s salary of $150,000 from October 30, 2001 until December 31, 2001 and his salary of $900,000 for 2002 and his salary of $524,995 from January 1 until August 1, 2003, for his services as Vice Chairman were paid in the form of 9,768 shares of restricted stock, 74,756 shares of restricted stock and 57,555 shares of restricted stock, respectively (see column (f) and footnote 2 above).

(13)Mr. Reichardt’s bonus for 2003 was paid on March 12, 2004 in the form of 28,280 restricted shares of common stock (see column (f) and footnote 2 above).

(14)Mr. Padilla’s compensation from January 2001 until August 1, 2001 was for his services as Group Vice President, Global Manufacturing. From August 1, 2001 until October 30, 2001, Mr. Padilla’s compensation was for his services as Group Vice President, Global Manufacturing and Quality. From October 30, 2001 until November 30, 2002, Mr. Padilla’s compensation was for his services as Group Vice President, North America. For the remainder of 2002 until September 10, 2003, Mr. Padilla’s compensation was for his services as Executive Vice President, President of North America. From September 10, 2003 until December 15, 2003, Mr. Padilla’s compensation was for his services as Executive Vice President, President North and South America. From December 15, 2003 and for the remainder of 2003, Mr. Padilla’s compensation was for his services as Executive Vice President, President of the Americas.

(15)Mr. Thursfield’s compensation for January 2001 until August 2001 was for his services as Vice President (President — Ford of Europe). From August 2001 until August 2002, Mr. Thursfield’s compensation was for his services as Vice President (Chairman, CEO and President — Ford of Europe). From August 2002 through November 14, 2002, Mr. Thursfield’s compensation was for his services as Group Vice President, International Operations and Global Purchasing. From November 15 for the remainder of 2002 and for 2003, Mr. Thursfield’s compensation was for his services as Executive Vice President and President — International Operations and Global Purchasing.

Stock Options

The 1998 Plan allows grants of stock options and other rights relating to common stock. In general, whether exercising stock options is profitable depends on the relationship between the common stock’s market price and the options’ exercise price, as well as on the grantee’s investment decisions. Options that are “in the money” on a given date can become “out of the money” if prices change on the stock market. For these reasons, we believe that placing a current value on outstanding options is highly speculative and may not represent the true benefit, if any, that may be realized by the grantee.

The following two tables give more information on stock options.

OPTION/ SAR GRANTS IN LAST FISCAL YEAR(1)

					Grant Date
	Individual Grants				Value

(a)	(b)	(c)	(d)	(e)	(f)
		% of Total
	Number of	Options/SARs
	Securities	Granted to	Exercise
	Underlying	Employees	or Base		Grant Date
	Options/SARs	in Fiscal	Price	Expiration	Present
Name	Granted(#)	Year	($/Sh)	Date	Value $(2)

William Clay Ford, Jr.(3)	4,000,000	12.79%	9.82	1/02/2013	11,560,000

	206,044	0.66%	7.40	3/30/2013	375,000

	107,759	0.34%	11.09	6/29/2013	375,001

	110,294	0.35%	10.78	9/29/2013	375,000

	62,396	0.20%	15.98	12/30/2013	375,000

Nicholas V. Scheele	500,000	1.60%	7.55	3/18/2013	950,000

Allan D. Gilmour	0	0.00%	—	—	—

Carl E. Reichardt	0	0.00%	—	—	—

James J. Padilla	250,000	0.80%	7.55	3/18/2013	475,000

David W. Thursfield	250,000	0.80%	7.55	3/18/2013	475,000

Notes

(1)The exercise price of the stock options is the average of the high and low selling prices of our common stock on the New York Stock Exchange on the grant date.

In general, 33% of a stock option grant can be exercised one year after the grant date, 66% after two years, and 100% after three years. Any unexercised options expire after ten years.

If a grantee retires, becomes disabled, or dies, his or her options continue to be exercisable up to the normal expiration date. In most other instances of employment termination, all options generally end upon termination of employment or are exercisable for a specified period.

Options are subject to certain conditions, including not engaging in competitive activity. Options generally cannot be transferred except through inheritance.

In general, each grantee agrees to remain a Ford employee for at least one year from the date of the option grant.

(2)These values were determined using the Black-Scholes option pricing methodology at the time of grant. No adjustments were made for non-transferability of the options or for the risk of forfeiture. The following assumptions were used in the calculations:

	January 3	March 19	March 31	June 30	September 30	December 31

Common stock price volatility:	39.24%	39.30%	39.30%	40.98%	41.00%	42.01%
Risk-free rate of return:	3.79%	3.66%	3.44%	3.18%	3.49%	3.83%
Annualized dividend yield:	4.07%	5.30%	5.41%	3.61%	3.71%	2.50%

We use a seven-year assumption for valuing option grants for Named Executives. The ultimate value of the options, if any, will depend on the future value of the common stock and the grantee’s investment decisions, neither of which can be accurately predicted.

(3)The January 3, 2003 option grant was part of the annual stock option grant process and in lieu of Mr. Ford receiving other long-term incentive compensation (see “Compensation Committee Report — CEO Compensation — Long-Term Compensation” on p. 28).

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR

AND FY-END OPTION/SAR VALUES

(a)	(b)	(c)	(d)		(e)
			Number of Securities		Value of
			Underlying/Unexercised		Unexercised
			Options/SARs		In-the-Money
			at FY-End		Options/SARs
			(#)		at FY-End($)(1)

	Shares Acquired	Value Realized	Exercisable/		Exercisable/
Name	on Exercise(#)	($)	Unexercisable		Unexercisable

William Clay Ford, Jr.	—	—	1,470,738	/	1,747,437	/
			7,472,545		31,147,003

Nicholas V. Scheele	—	—	617,974	/	95,661	/
			1,436,550		4,225,000

Allan D. Gilmour	—	—	0	/	0	/
			0		0

Carl E. Reichardt	—	—	0	/	0	/
			0		0

James J. Padilla	—	—	258,904	/	0	/
			374,300		2,112,500

David W. Thursfield	—	—	229,941	/	0	/
			389,250		2,112,500

Notes

(1)These year-end values represent the difference between the fair market value of common stock subject to options (based on the stock’s closing price on the New York Stock Exchange on December 31, 2003) and the exercise prices of the options. “In-the-money” means that the fair market value of the common stock is greater than the option’s exercise price on the valuation date.

Equity Compensation Plan Information

The following table provides information as of December 31, 2003 about the Company’s common stock that may be issued upon the exercise of options, warrants and rights under all of the Company’s existing equity compensation plans, including the Long-Term Incentive Plans.

					Number of Securities
					Remaining Available for
					Future Issuance Under
	Number of Securities to be				Equity Compensation
	Issued Upon Exercise of		Weighted-Average Exercise		Plans (Excluding
	Outstanding Options,		Price of Outstanding Options,		Securities Reflected in
Plan Category	Warrants and Rights		Warrants and Rights($)		Column (a))

	(a)		(b)		(c)(1)

Equity compensation plans approved by security holders	240,640,239	(2)	19.13	(3)	91,528,858

Equity compensation plans not approved by security holders	0	(4)	0	(4)	0

Total	240,640,239		19.13		91,528,858

(1)The number of securities remaining available for future issuance under the 1998 Plan is based on a formula. The 1998 Plan provides that the maximum number of shares that may be available for Plan Awards (awards of shares of common stock, options, Performance Stock Rights and various other rights relating to common stock) each year is equal to 2% of the total number of issued shares of common stock as of December 31 of the prior year. This limit is called the 2% Limit. The 2% Limit may be increased to up to 3% in any year, with a corresponding reduction in the number of shares available in later years under the 1998 Plan. As of December 31, 2003, the total number of issued shares of common stock was 1,836,949,484 shares and 2% of such number is 36,738,989. 3% of such number is 55,108,484. Additionally, any unused portion of the 2% Limit for any year may be carried forward and used in later years. For 2004, 36,243,714 shares are available for use as carry over from the unused portion of the 2% Limit from prior years, including the unexercised or undistributed portion of any terminated, expired or forfeited Plan Awards. The Company cannot grant additional awards under the 1990 Long-Term Incentive Plan.

The total shares available for issuance include the following:

(i)	91,352,198 shares under the 1998 Plan; and

(ii)	176,660 shares under the Restricted Stock Plan for Non-Employee Directors.

Additional shares may be issued under a deferred compensation plan as a result of future Dividend Equivalents.

113,122 Restricted Stock Equivalents and 28,280 restricted shares of common stock were issued on March 12, 2004 to the CEO and former Vice Chairman, respectively, as bonuses for 2003 (see Summary Compensation Table and footnotes 2, 8, and 13 on pp. 30-32). In addition, pursuant to a contract with a consultant and compensation arrangements for a certain executive officer, certain individuals are to be paid in the aggregate $500,000 per quarter in restricted stock under the 1998 Plan. It is not possible to determine the number of these shares to be issued since it depends on the fair market value of common stock at the time of issuance.

(2)This number includes the following:

(i)	Long-Term Incentive Plans
231,791,668 shares subject to options;
280,750 shares covered by Restricted Stock Equivalents; and
8,359,350 shares representing the maximum number of shares that may be issued pursuant to Performance Stock Rights, assuming the maximum payout level is achieved;

(ii)	Restricted Stock Plan for Non-Employee Directors 5,646 shares covered by Restricted Stock Equivalents; and

(iii)	Deferred Compensation Plan 202,825 shares, which is the approximate number of shares to be issued.

Under a deferred compensation plan, credits for common stock were credited to book entry accounts based on the fair market value of common stock at the time of the compensation deferral. Additional credits resulted from Dividend Equivalents.

(3)This is the weighted-average exercise price of 231,791,668 options outstanding under the Long-Term Incentive Plans.

(4)As a result of the merger of The Hertz Corporation into Ford FSG II, Inc., an indirect wholly-owned subsidiary of Ford, 2,730,470 outstanding Ford options resulted from a conversion of Hertz options to Ford options that are governed by the terms of the Hertz Long-Term Equity Compensation Plan (the “Hertz Plan”). The weighted-average exercise price of these options is $36.89. The former Hertz shareholders approved the Hertz Plan. No future awards may be granted under the Hertz Plan.

Performance Stock Rights

Under the 1998 Plan, eligible employees may receive non-transferable Performance Stock Rights. A Performance Stock Right is the right to receive, after a specified performance period, a Final Award of up to a certain number of shares of common stock. The number of shares depends on whether the Performance Stock Right’s performance goals are achieved and, for employees who are not Named Executives, on the employee’s individual performance.

The following table shows information on 2003 grants of Performance Stock Rights to the Named Executives listed below.

LONG-TERM INCENTIVE PLAN — AWARDS IN LAST FISCAL YEAR(1)

Estimated Future Payouts
under Non-Stock Price-Based Plans(2)

(a)	(b)	(c)	(d)	(e)	(f)
Performance
	Number of	or Other
	Shares, Units	Period Until
	or Other	Maturation	Threshold	Target	Maximum
Name	Rights(#)	or Payout	(#)	(#)	(#)

William Clay Ford, Jr.	0 PSRs	—	—	—	—

Nicholas V. Scheele	100,000 PSRs	2003-05	10,000	100,000	150,000

Allan D. Gilmour	0 PSRs	—	—	—	—

Carl E. Reichardt	0 PSRs	—	—	—	—

James J. Padilla	75,000 PSRs	2003-05	7,500	75,000	112,500

David W. Thursfield	75,000 PSRs	2003-05	7,500	75,000	112,500

Notes

(1)These entries represent the number of shares specified in Performance Stock Rights granted in 2003.

(2)The threshold amount for these Performance Stock Rights is 10% of the targeted payout and, if actual Company performance falls below a certain level, no payments are made. The target amount is earned if Company performance reaches a certain level. The maximum amount that can be earned is 150% of the targeted amount.

Performance Stock Rights

The Compensation Committee decides the number of shares to be included in a Final Award by determining how completely certain performance goals were achieved. Usually, Performance Stock Rights are granted each year. The performance period is ordinarily three years. For 2003, performance goals for the Performance Stock Rights reported in column (b) of the table cover the 2003-2005 period and include essentially the same performance measures for each of the Named Executives. The performance goals and the mechanics of receiving a Final Award are more fully discussed on p. 27.

Dividend Equivalents paid in 2003 to the Named Executives in cash are reported in column (e) of the Summary Compensation Table on p. 30. No Final Awards were made for the 1999-2001, the 2000-2002 or the 2001-2003 performance periods.

The amount ultimately realized for a Final Award will depend on the value of the common stock when the award is made, or if restricted, when the restrictions lapse and on the “earning out conditions.” Under these conditions, if an employee quits, retires without Company approval, is released in Ford’s best interest, is discharged, or engages in competitive activity after termination, all of the employee’s undistributed Final Awards, as well as outstanding Performance Stock Rights, will be forfeited and canceled unless a waiver is granted by the Committee. Further, all of the employee’s rights under any award will be forfeited if the Committee determines that the employee acted in a manner that is unfavorable to Ford’s best interests. After any restriction period ends, however, shares of common stock representing a Final Award are distributed to the employee free of restrictions and conditions.

Stock Performance Graphs

SEC rules require proxy statements to contain a performance graph comparing, over a five-year period, the performance of our common stock against the Standard & Poor’s 500 Stock Index and against either a published industry or line-of-business index or a group of peer issuers. Ford chose the other principal U.S. auto manufacturer — General Motors — as its peer issuer for the graph. We think this approach is more informative since a relevant line of business index would merely combine the U.S. automakers. In addition to the five-year graph, we are providing a similar performance graph covering a ten-year period. Both graphs assume an initial investment of $100, reinvestment of dividends and, in the case of Ford common stock, an adjustment to reflect the impact of the spin-off of Ford’s interests in Associates First Capital Corporation on April 7, 1998 and Visteon Corporation on June 28, 2000, as well as the Company’s recapitalization and merger, also known as the Value Enhancement Plan, on August 2, 2000.

COMPARISON OF FIVE-YEAR CUMULATIVE SHAREHOLDER RETURN

Total Return To Shareholders

(Includes reinvestment of dividends)

Indexed Returns

		Years Ending

		Dec.	Dec.	Dec.	Dec.	Dec.
Company/Index		1999	2000	2001	2002	2003
	Base
	Period
	Dec.
	1998
FORD MOTOR COMPANY	100	94	78	55	34	60
GENERAL MOTORS CORP	100	126	91	90	71	109
S&P 500 INDEX	100	121	110	97	76	97

COMPARISON OF TEN-YEAR CUMULATIVE SHAREHOLDER RETURN

Total Return To Shareholders

(Includes reinvestment of dividends)

Indexed Returns

		Base	Years Ending
		Period
		Dec.	Dec.	Dec.	Dec.	Dec.	Dec.	Dec.	Dec.	Dec.	Dec.	Dec.
Company/Index		1993	1994	1995	1996	1997	1998	1999	2000	2001	2002	2003
	FORD MOTOR COMPANY	100	89	96	113	177	327	307	256	180	110	196
	GENERAL MOTORS CORP	100	78	100	109	130	157	198	143	142	112	171
	S&P 500 INDEX	100	101	139	171	229	294	356	323	285	222	286

Retirement Plans

Ford’s General Retirement Plan (“GRP”) provides a benefit for each year of non-contributory participation by employees in the United States, and added benefits for those who make contributions. Ford also has two other retirement plans for employees in the United States: the Supplemental Executive Retirement Plan (“SERP”) and the Benefit Equalization Plan (“BEP”). Under the SERP, certain executives may receive (1) an additional monthly benefit after retirement based on years of credited service and final average base salary, and (2) annuities based on Company earnings, the executive’s performance, and other factors. In addition, for retirements effective October 1, 1998 or later, for certain U.S. Vice Presidents and above whose careers include subsidiary service, the SERP provides an additional monthly benefit to equalize the total retirement benefits payable from the Company’s retirement plans to an amount that would have been payable under the GRP and BEP if the executive’s subsidiary service had been recognized as contributory service under those plans. Under the BEP, eligible employees receive benefits substantially equal to those that would have been provided under the GRP but that could not be provided because of Internal Revenue Code limitations. Each of the Named Executives is eligible for benefits under the GRP, SERP and BEP, except for Carl E. Reichardt who is not eligible under the SERP.

The following table shows the annual retirement benefits that would be payable at normal retirement (age 65 or later) on January 1, 2004. Benefits are shown for various rates of final average base salary and assume that employee contributions were made for the indicated periods. Employees contribute at the rate of 1 1/2% of base salary up to the applicable limits of the Internal Revenue Service — $200,000 in 2003. The table shows total annual amounts payable under the GRP, SERP and BEP, including amounts relating to employee contributions.

ANNUAL CONTRIBUTORY PENSIONS

Years of Service
Final
Average
Base Salary	20 Years	25 Years	30 Years	35 Years	40 Years

$200,000	$82,700	$103,500	$123,800	$144,600	$163,900

400,000	194,200	243,000	290,600	339,500	384,500

600,000	299,600	375,000	448,400	523,800	593,100

800,000	409,000	512,000	612,200	715,100	809,700

1,000,000	532,500	666,500	796,900	930,900	1,054,300

1,200,000	639,900	801,000	957,700	1,118,800	1,266,900

1,400,000	747,400	935,500	1,118,500	1,306,600	1,479,500

1,600,000	854,800	1,070,000	1,279,300	1,494,400	1,692,100

1,800,000	962,200	1,204,400	1,440,100	1,682,300	1,904,700

2,000,000	1,069,700	1,338,900	1,600,800	1,870,100	2,117,300

GRP and BEP benefits are computed by averaging the employee’s highest five consecutive annual base salaries in the ten years immediately before retirement. SERP benefits generally are computed by averaging the employee’s final five year-end annual base salaries immediately before retirement.

In 2002, the Board of Directors amended the BEP to provide that William Clay Ford, Jr. and Carl E. Reichardt, who are eligible to participate in the GRP only on a non-contributory basis because they do not receive a cash salary, accrue an equalization benefit under the BEP. The equalization benefit provides, in combination with the GRP non-contributory benefit, an amount equal to the amount Mr. Ford and Mr. Reichardt would have received under the GRP using the notional base annual salary and assuming that Mr. Ford and Mr. Reichardt would have been contributing members.

As of December 31, 2003, the credited years of service for each of the following Named Executives were as follows: William Clay Ford, Jr., 17 years; Nicholas V. Scheele, 37 years; Allan D. Gilmour, 34 years (Mr. Gilmour has not accrued additional credited years of service since rejoining the Company as an employee); Carl E. Reichardt, 2 years; James J. Padilla, 35 years; and David W. Thursfield, 24 years.

The GRP and BEP benefits are computed as a joint-and-survivor annuity. The SERP benefit is computed as a straight-life annuity. Benefits payable under the plans are not reduced for Social Security or other offsets.

In addition to the GRP and BEP, Ford maintains a voluntary retirement program for select U.S. management employees called the Select Retirement Plan (“SRP”). The SRP adds three years of age and contributory service to the employee for retirement benefits purposes, with a 15% floor on the increase of the employee’s monthly benefits under any applicable retirement plans. The SRP generally calculates the five-year final average salary by using final salary for three of the five years. To participate in the SRP, an employee must be selected by management and generally must be at least age 52 and have ten or more years of service. Certain eligible executives who separate from employment after age 55 (age 52 if retiring under SRP) and prior to age 65 are entitled to monthly benefits under the Company’s Executive Separation Allowance Plan from the date of separation to age 65. The amount of the benefit is a percentage of monthly salary based on age and service (including SRP age and service credits) equal to 1% per year of service (but not less than 15%) plus  1/2% for each month that age at separation exceeds 55.

Ford adopted a new retirement plan for employees hired or rehired on or after January 1, 2004. The new retirement plan is a Defined Contribution Money Purchase Plan. Although certain details of the plan have yet to be finalized, in general the plan provides for the following: (i) employees are eligible on their date of hire or rehire and participation is automatic; (ii) the Company will make periodic contributions to employees’ accounts, based on a fixed percentage of monthly salary (estimated to be approximately 4% over the normal course of an employee’s career); (iii) employees will make their own investment choices from a menu of mutual funds selected by the Company; and (iv) employees become vested in the plan after five years. None of the Named Executives participates in the new Defined Contribution Money Purchase Plan.

Proposals Requiring Your Vote

In addition to voting for directors, the following six proposals may be voted on at the meeting. Ford will present Proposal 2 and we expect the remaining five to be presented by shareholders. In accordance with SEC rules, the text of each of the shareholder proposals is printed exactly as it was submitted.

A majority of the votes that could be cast by shareholders who are either present in person or represented by proxy at the meeting is required to approve each proposal. The votes will be computed for each share as described on p. 2.

When providing your proxy, whether by telephone, the Internet, or by mail, you will be able to designate whether your shares are voted for, against or to abstain from each of the proposals. Instructions for voting for directors can be found on p. 3.

PROPOSAL 2

Selection of Independent Public Accountants

The Audit Committee of the Board of Directors selects and hires independent public accountants to audit Ford’s books of account and other corporate records. The Audit Committee’s selection for 2004 must be approved by you.

The Audit Committee selected PricewaterhouseCoopers LLP to audit Ford’s books of account and other corporate records for 2004. PricewaterhouseCoopers LLP is well qualified to audit Ford’s books of account and other corporate records. Representatives of PricewaterhouseCoopers LLP will be present at the meeting with the opportunity to make a statement and answer questions.

Amounts paid by the Company to PricewaterhouseCoopers LLP for audit and non-audit services rendered in 2003 are disclosed in the Audit Committee Report (see pp. 13-14).

Ford management will present the following resolution to the meeting:

“RESOLVED, That the selection, by the Audit Committee of the Board of Directors, of PricewaterhouseCoopers LLP as independent public accountants to audit the books of account and other corporate records of the Company for 2004 is ratified.”

The Board of Directors recommends a Vote “for” Proposal 2.

PROPOSAL 3

Disclosure of Officers’ Compensation

Mrs. Evelyn Y. Davis, Suite 215, Watergate Office Building, 2600 Virginia Ave., N.W., Washington, D.C. 20037, and Highlights and Lowlights, who together own 500 shares of common stock, have informed the Company that they plan to present the following proposal at the meeting:

RESOLVED: “That the shareholders recommend that the Board take the necessary steps that Ford specifically identify by name and corporate title in all future proxy statements those executive officers, not otherwise so identified, who are contractually entitled to receive in excess of $250,000 annually as a base salary, together with whatever other additional compensation bonuses and other cash payments were due them.”

REASONS: “In support of such proposed Resolution it is clear that the shareholders have a right to comprehensively evaluate the management in the manner in which the Corporation is being operated and its resources utilized.” “At present only a few of the most senior executive officers are so identified, and not the many other senior executive officers who should contribute to the ultimate success of the Corporation.” “Through such additional identification the shareholders will then be provided an opportunity to better evaluate the soundness and efficacy of the overall management.”

“Last year the owners of 235,017,387 shares, representing approximately 10.2% of shares voting, voted FOR this proposal.”

“If you AGREE, please mark your proxy FOR this proposal.”

The Board of Directors recommends a Vote “against” Proposal 3.

We believe that this proposal would not result in any appreciable benefit to you or the Company and is, therefore, not in the best interests of you or Ford.

The Company complies with all regulatory disclosures regarding the compensation of its executives. The Compensation Committee’s Report, beginning on page 25 of this proxy statement, details Ford’s objectives in determining executive compensation and the various compensation methods used to accomplish those objectives. This proxy statement discloses in great detail the compensation of several of our most highly compensated employees. Furthermore, the Company generally has not entered into employment contracts with its executives.

Ford must continue to attract and retain the best talent in its executive ranks. Competition for talented individuals is fierce. The proposal, if implemented, could provide competitors with detailed compensation information not otherwise available that they may use in seeking to recruit talented employees from us. Ford’s competitors do not make this information available and the risk associated with disclosing this information is not outweighed by any negligible benefit gained from it. Accordingly, the Board of Directors recommends a vote against this proposal.

The Board of Directors recommends a Vote “against” Proposal 3.

PROPOSAL 4

Independent Committee to Address Ford Family Conflicts

Mr. John Chevedden of 2215 Nelson Avenue, Number 205, Redondo Beach, California 90278, on behalf of the Ray T. Chevedden and Veronica G. Chevedden Family Trust, who own 1,748 shares of common stock, has informed the Company that he plans to present the following proposal at the meeting:

Form Independent Committee to Prevent Ford Family Conflicts

Form an Independent Board Committee to Prevent Conflicts of Interest

Between Ford Family Shareholders and Regular Shareholders

Ford shareholders request a bylaw to establish a committee of strictly independent directors to evaluate (before the fact if possible) and make recommendations regarding any question of conflict of interest between Ford family shareholders and regular shareholders. The standard of independence is that of the Council of Institutional Investors updated September 4, 2003.

Source: www.cii.org and www.cii.org/corp governance.asp.

The initial reason for this proposal topic was the Ford Recapitalization Agreement which was submitted to shareholders in August 2000. Major institutional investors opposed this Ford plan.

The TIAA-CREF teachers retirement fund, and leading state retirement funds in California and New York objected to the recapitulation plan because it put regular shareholders at a further disadvantage to Ford family shareholders.

The Ford family was allowed to control 40% of the voting power while cutting their Ford stock holdings by 28%. Ford family shares were allowed 16-votes per share compared to the one-vote per share for other shareholders.

$8 million profit for Mr. William Ford

An additional reason for an independent committee was the 2002 revelation that Goldman Sachs gave hot Initial Public Offering (IPO) shares to William Clay Ford, Jr. This resulted in an initial paper profit of $8 million. Former Enron Chairman Ken Lay and former Tyco CEO Dennis Kozlowski (who faced charges in court that he looted Tyco) were allowed to buy Goldman IPO shares — but not as many shares as Mr. Ford. Mr. Ford’s transaction was among those labeled as “corrupt practices” by the House Financial Services Committee, USA Today, December 13, 2002. Furthermore Goldman Sachs Group President John Thornton sat on the Ford board.

Data showed how widespread IPO allocations were to executives of investment-banking clients, such as Mr. Ford at a time when ordinary investors were routinely denied access to IPOs.

Ford shareholder Roger Berger wrote a letter to the Ford board to demand that Mr. Ford give the company the profits realized from his purchase of the 400,000 Goldman IPO shares.

I believe that Mr. Ford has not resolved this matter by giving his windfall IPO profits to charity. These profits belong to Ford shareholders. Ford shareholders had no voice in deciding who would get this multimillion dollar windfall and received no credit for this donation.

I believe Mr. Ford’s conduct here is too similar to the conduct of Mr. Kozlowski, who was charged with looting Tyco. Mr. Kozlowski used more than $40 million of Tyco funds to make charitable contributions that either benefited him or that he represented as his personal donations, Business Week, Dec. 1, 2003.

This latest development adds to the reasons for an Independent Committee to prevent Ford Family conflicts.

Form Independent Committee to Prevent Ford Family Conflicts

Yes on 4

The Board of Directors recommends a Vote “against” Proposal 4.

We oppose the proposal because it serves no useful purpose for you.

First, as a matter of corporate governance, the Board of Directors is responsible for directing the business and affairs of the Company. The Board of Directors takes action on matters that each director believes to be, in the exercise of his or her fiduciary responsibilities, in the best interest of the Company as a whole, and all of its shareholders.

Second, under Delaware law and the Company’s Restated Certificate of Incorporation, the Board of Directors has the authority to designate committees. The Board of Directors believes that designating a committee for the purpose stated in the proposal is not in the best interest of the Company or you, since any perceived conflicts between the interests of holders of Class B Stock and the holders of common stock that are not resolved by the Company’s Restated Certificate of Incorporation can be addressed by the entire Board of Directors, a majority of which are independent.

Accordingly, the proposal is unnecessary and would serve no useful purpose.

The Board of Directors recommends a Vote “against” Proposal 4.

PROPOSAL 5

Terminating Certain Compensation

Mr. Robert D. Morse, 212 Highland Avenue, Moorestown, New Jersey 08057, owner of 2,010 shares of common stock, has informed the Company that he plans to present the following proposal at the meeting:

PROPOSAL

Management and Directors are requested to consider discontinuing all rights, options, SAR’s, and possible severance payments to top 5 of Management after expiration of existing plans or commitments. This does not apply to plans for lesser Managers or employees whom are offered reasonable employee options or bonuses.

REASONING:

Moderation is needed in corporate remuneration. Any person can live very lavishly on $500,000.00 per year. Over-paying Management has been ongoing and increasing for years. Many officials have been awarded with no mention of what was accomplished above and beyond expectation of their positions. The bookwork involved and expense is tremendous in carrying out these programs. Peer group comparison and commercial “Remuneration” entities have been employed by some to recommend payouts, having nothing to do with a performance record. The product, its advertising, and its acceptance usually govern earnings.

When Management is hired for their position at a good salary, they are expected to earn it, and not have to be paid more when and if they do. Excess wealth passed on may make heirs non-workers, or non-achievers and of little use in our society.

There are many good Management Training Schools in the United States and the supply is available. Hiring away from other corporations is a predatory process, increases costs and does not necessarily “align shareowner/management relations”, with any gain to the shareowners. Think about it! Vote YES for this proposal, it is your gain.

Thank You, and please vote YES for this Proposal.

The Board of Directors recommends a Vote “against” Proposal 5.

The Company opposes this proposal because bonuses and stock-based awards allow the Company to attract and retain talented leadership, tie executive compensation to Company performance, and link managers’ goals with your interests.

We believe that the compensation currently paid to senior executives is appropriate and competitive. Recruiting, retaining and motivating talented employees is crucial in today’s highly competitive global economy. Stock-based awards assist not only in recruiting and retaining employees but also in motivating employees to focus on the Company’s long-term performance and results. The use of stock-based awards allows the Company to convert part of the cash compensation that otherwise would be immediately payable, for example, as salary, into compensation that is valuable only if the Company is successful.

Stock-based awards are an integral part of Ford’s compensation program (see the Compensation Committee Report on Executive Compensation, pp. 25-28). Certain common stock awards under the 1998 Plan are based on a three-year performance period, and most stock options cannot be exercised in full until three years following the grant. These restrictions emphasize long-term performance and link executive compensation with your interests as shareholders.

The Compensation Committee is responsible for managing the Company’s executive compensation program. Stock-based awards with a value that is directly tied to the value of Ford’s common stock best serve Ford and you.

The Board of Directors recommends a Vote “against” Proposal 5.

PROPOSAL 6

Increase Board Independence

Mr. Jack E. Leeds, 44930 Dunbarton Drive, Novi, Michigan 48375, owner of 2,592 shares of common stock, has informed the Company that Mr. John Chevedden and/or his designee plans to present the following proposal at the meeting:

Increase Board Independence

RESOLVED: Shareholders request a by-law to increase the independence of the full board by requiring that only one Ford employee can serve on the Board, when 3 or more Ford family members serve on the Board. In 2003 our Board had 3 employees and 3 Ford family members. None of these directors could be considered independent.

“If you compromise the independence of the board, you compromise the single most important safety net a company has,” said Sarah Teslik, executive director of the Council of Institutional Investors.

Enron and the corporate disasters that followed forced many companies to get serious about good governance which includes independent directors. When the buoyant stock market burst, suddenly the importance of governance was clear. In a time of crises, a vigorous board that has done its job can help companies minimize the damage. A look back at Business Week’s inaugural ranking of the best and worst boards in 1996 tells the story. For the 3 years after the list appeared, the stocks of companies with the best boards outperformed those with the worse boards by 2 to 1.

Source: Business Week in “The Best & Worst Boards” cover page report, October 7, 2002

Increase Board Independence

Yes on 6

The Board of Directors recommends a Vote “against” Proposal 6.

We believe that adoption of this proposal is not in the best interests of Ford or you. Restricting the number of employees on the Board in this manner would unduly limit the flexibility of the Company. Over the past years, the Company has reduced significantly the number of directors who also are employees, with the Chairman and CEO and the President and COO as the sole directors who also are employees. The circumstances that led to the Company having three employees on the Board at the same time were unique, as Carl E. Reichardt, a long time valued independent member of the Board with extensive experience in financial services, was appointed to the position of Vice Chairman in order to oversee the turn-around of Ford Motor Credit Company’s business.

Eleven of the sixteen directors are independent under the NYSE rules and Ford’s Corporate Governance Principles (see pp. 17-18). The Audit, Compensation and Nominating and Governance Committees are comprised entirely of independent directors. We recently added two qualified independent directors, Kimberly A. Casiano and Stephen G. Butler, to our Board. We believe that the composition of the Board of Directors is more than adequate to meet the challenges facing the Company. To restrict the Company’s flexibility in the manner suggested by the proposal is not in the best interest of the Company or you.

The Board of Directors recommends a Vote “against” Proposal 6.

PROPOSAL 7

Reducing Greenhouse Gas Emissions

Several members of the Interfaith Center on Corporate Responsibility have informed the Company that the following proposal will be presented at the meeting by Sr. Patricia Daly of The Sisters of St. Dominic of Caldwell, New Jersey 07860, owners of 174 shares of common stock:

Reducing Auto Sector Greenhouse Gas Emissions

Ford Motor Company

Whereas:

Passenger cars and light trucks account for one-fifth of all annual U.S. greenhouse gas emissions linked to global climate change.

As of the model year 2002, the Ford Motor Company passenger vehicle fleet bore the second largest “carbon burden” of automakers in absolute terms. Additionally, the average vehicle sold by our company produces more carbon than the industry average.

Worldwide consensus that greenhouse gas (GHG) emissions need to be reduced continues to grow, with many countries, the European Union, and some U.S. states beginning to limit these carbon emissions, thereby requiring automakers to adopt technologies that reduce GHG emissions from their products. New fuel-efficiency standards have recently been approved in China, the fastest-growing passenger car market in the world, and are far more stringent than any U.S. standard. Failure by U.S. vehicle manufacturers to adopt technologies to lower GHG emissions may therefore undermine competitive positioning of our products within U.S. markets and exports to climate-conscious economies.

A World Resources Institute report indicates that the ability to reduce GHG emissions from vehicles may be indicative of future profitability. On the upside, concerns about climate change may create substantial new opportunities for proactive firms capable of meeting demand for cleaner, more efficient technologies in the global marketplace.

Vehicles offered by competitors Honda and Toyota emit less carbon because they offer better-than-average fuel economy. Moreover, these companies have been moving quickly to introduce advanced technology vehicles to consumers. Toyota successfully introduced hybrid vehicles three model years ago, and has already moved to the second generation of hybrid technology. Toyota is now poised to sell more cars in the U.S. than Chevrolet and Ford combined (Associated Press 9/5/03) and has outsold Ford worldwide for the first time in history (USA Today 11/11/03).

Ford is investing heavily in advanced technologies such as hybrids and hydrogen fuel cells and is also planning to bring some advanced technologies and some improved conventional technologies to market in select products. However, Ford has not reported to investors their expectations for reductions in Ford’s overall carbon burden or their ability to meet near- and long-term emerging global competitive and regulatory scenarios.

We believe that commercial production of these advanced technologies could invigorate the supply chain and product sales for the domestic auto industry as it transforms from a 20th to 21st century technology base.

Resolved: that the Company report to shareholders (at reasonable cost and omitting proprietary information) by August 2004: (a) performance data from the years 1994 through 2003 and ten-year projections of estimated total annual greenhouse gas emissions from its products in operation; (b) how the company will ensure competitive positioning based on emerging near and long-term GHG regulatory scenarios at the state, regional, national and international levels; (c) how the Company can significantly reduce greenhouse gas emissions from its fleet of vehicle product (using a 2003 baseline) by 2013 and 2023.

The Board of Directors recommends a Vote “against” Proposal 7.

Ford takes the issue of global warming very seriously and our actions, as acknowledged in the proposal, show that we are investing heavily in advanced technologies and in improving existing technologies in order to reduce greenhouse gas emissions. Later this year we will introduce Escape Hybrid, a mainstream SUV with a full hybrid-electric powertrain. It will be the cleanest and most fuel-efficient SUV in the world and the 2004 Focus PZEV scored a perfect “10” in EPA’s Green Vehicle Guide. We also recognize the need for an integrated approach across our business and are actively exploring both product and non-product actions to reduce our climate impact: we are, for example, a founding member of the Chicago Climate Exchange, which provides a market-based approach to achieving greenhouse gas emission reductions. The Company has sustained its commitment to engage in a proactive dialogue with the proponents and other interested stakeholders on the issue of greenhouse gas emissions and will continue this engagement in order to move beyond dialogue.

The Company remains committed to reporting the estimated greenhouse gas emissions from its operations and products, to review and report on actions to reduce greenhouse gas emissions from its products, and to continue to work on new policy approaches that will encourage the development of a market for technologies that lessen greenhouse gas emissions. We are working closely with the shareholder proponents and other interest groups to find ways to meet our shared goal of responding to climate change and reducing greenhouse gas emissions proactively, affordably and in line with the interests of our shareholders.

While the Company supports the thrust of the resolution, however, there are certain details with which the Company does not agree. Furthermore, the Company is already deeply engaged on this issue and has received a series of inputs from various external stakeholders, including the proponents, as was agreed at last year’s Shareholders Meeting. The Company has made significant progress on developing a comprehensive approach to the linked issues of climate and energy security which will initially drive internal development, evaluation and action programs. Information on this will be shared publicly as soon as is practicable. This work will reinforce Ford’s commitment to take comprehensive — as well as economically and environmentally sound — steps which will lessen greenhouse gas emissions through the lifecycle of our vehicle fleet. We believe this will not only address a critical societal concern but will also protect and enhance shareholder value. Under these circumstances, we do not believe that it is appropriate to commit to the specific deadlines, timelines and reference points of the proposal. We conclude, therefore, that the adoption of the proposal is not currently in the best interests of the Company or of its shareholders.

The Board of Directors recommends a Vote “against” Proposal 7.

Shareholder Proposals for 2005

Unless the Board of Directors determines otherwise, next year’s annual meeting will be held on May 12, 2005. Any shareholder proposal intended for inclusion in the proxy materials for the 2005 annual meeting must be received by the Company’s Secretary no later than December 9, 2004. Shareholder proposals submitted outside of the process described in Rule 14a-8 of the Securities Exchange Act of 1934, as amended, will not be considered at any annual meeting of shareholders. The Company will not include in the Notice of Annual Meeting proposals not in compliance with SEC Rule 14a-8 and, under the Company’s By-Laws, no business other than that stated in the notice of meeting can be transacted at the meeting.

Annual Report and Other Matters

Ford’s 2003 Annual Report, including consolidated financial statements, has been mailed to you. A list of the shareholders of record entitled to vote at the annual meeting will be available for review by any shareholder, for any purpose related to the meeting, between 9:00 a.m. and 5:00 p.m. at The Seelbach Hilton Louisville, 500 S. 4th Street, Louisville, Kentucky, for ten days prior to the meeting and on the day of the meeting.

Multiple Shareholders Sharing the Same Address

If you and other residents at your mailing address own shares of common stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement. This practice is known as “householding,” designed to reduce our printing and postage costs. However, if any shareholder residing at such an address wishes to receive a separate annual report or proxy statement, he or she may telephone the Shareholder Information Office at 800-555-5259 or 313-845-8540 or write to them at One American Road, Dearborn, Michigan 48126.

Expenses of Solicitation

Ford will pay the cost of soliciting proxies in the accompanying form. We do not expect to pay any fees for the solicitation of proxies, but may pay brokers, nominees, fiduciaries and other custodians their reasonable fees and expenses for sending proxy materials to beneficial owners and obtaining their instructions. In addition to solicitation by mail, proxies may be solicited in person, or by telephone, facsimile transmission or other means of electronic communication, by directors, officers and other employees of the Company.

PETER J. SHERRY, JR.
Secretary

April 8, 2004

Directions to the Annual Meeting Site

The 2004 Annual Meeting of Shareholders is being held at The Seelbach Hilton Louisville, 500 S. 4th Street, Louisville, Kentucky. The main telephone number is (502) 585-3200. Directions to The Seelbach Hilton are as follows:

From Interstate 65 Northbound

Take the Muhammad Ali Boulevard Exit (Exit 136C) and travel five blocks to 4th Street. Turn left on 4th Street. The hotel is on your right.

From Interstate 65 Southbound

Take the Jefferson Street Exit (Exit 136C) and travel to 1st Street. Turn left on 1st Street, go two blocks, and turn right on Muhammad Ali Boulevard. Continue on Muhammad Ali, and turn left on 4th Street. The hotel is on your right.
From Interstate 64 Westbound
Take the 3rd Street Exit (Exit 5B) and travel to Muhammad Ali Boulevard. Turn right on Muhammad Ali, go one block, and turn left on 4th Street. The hotel will be on your right.

From Interstate 64 Eastbound

Take the 9th Street Exit (Exit 4) and travel to Liberty Street. Turn left on Liberty, and turn right on 3rd Street. Drive one block, and turn right on Muhammad Ali Boulevard. Go one block, and turn left on 4th Street. The hotel will be on your right.

Notice of 2004 Annual Meeting of Shareholders and Proxy Statement

This Proxy Statement is printed entirely on recycled and recyclable paper. Soy ink, rather than petroleum-based ink, is used.
FORD MOTOR COMPANY-PS-04

FORD MOTOR COMPANY

C/O EQUISERVE TRUST COMPANY, N.A.
P.O. BOX 8553
EDISON, NJ 08818-8694

Your vote is Important. Please vote immediately.

Vote-by-Internet

Log on to the Internet and go to http://www.eproxyvote.com/f

Vote-by-Telephone

Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

If you vote over the Internet or by Telephone,
please do not mail your card.

 DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

	Please mark	5905
☒	your votes as
	in this example.

The Board of Directors Recommends a Vote FOR the Election of all Management Nominees and FOR Proposal 2.

The Board of Directors Recommends a Vote AGAINST Proposals 3, 4, 5, 6 and 7.

FORD MOTOR COMPANY

1. Proposal 1-Election of Directors

(Please see reverse)
FOR	AGAINST
☐	☐

	FOR	AGAINST	ABSTAIN
Proposal 2 — Ratification of Selection of Independent Public Accountants	☐	☐	☐

The Board of Directors Recommends a Vote AGAINST Proposals 3, 4, 5, 6 and 7.

Proposal 3 — Relating to Disclosure of Officers’ Compensation	☐	☐	☐

	FOR	AGAINST	ABSTAIN

Proposal 4 — Relating to Establishing a Committee of the Board of Directors to Evaluate any Conflict of Interest	☐	☐	☐

Proposal 5 — Relating to Terminating Certain Forms of Compensation for Named Executives	☐	☐	☐

Proposal 6 — Relating to Limiting the Number of Employees Appointed as Directors	☐	☐	☐

Proposal 7 — Relating to the Company Reporting on Greenhouse Gas Emissions	☐	☐	☐

☐

For, except vote against the following nominee(s):

REQUEST
ANNUAL MEETING TICKET	☐

ADDRESS CHANGE	☐

DISCONTINUE DUPLICATE
ANNUAL REPORT MAILING	☐
FOR THIS ACCOUNT

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature:	Date:	Signature:	Date:

Ford Motor Company

Annual Meeting of Shareholders

May 13, 2004, 10:00 a.m., Eastern Time

The Seelbach Hilton Louisville

500 S. 4th Street

Louisville, Kentucky

  DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

Ford Motor Company
Proxy Solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders

The undersigned hereby appoints Donat R. Leclair and Dennis E. Ross, or either of them, proxies with power of substitution, to vote all the shares of common stock which the undersigned is entitled to vote on all matters, unless the contrary is indicated on the reverse side hereof, which may come before Ford Motor Company’s Annual Meeting of Shareholders to be held at The Seelbach Hilton Louisville, 500 S. 4th Street, Louisville, Kentucky, at 10:00 a.m., Eastern Time, on May 13, 2004, and any adjournments thereof.

The proxies shall vote the shares represented by this proxy in the manner indicated on the reverse side hereof. Unless a contrary direction is indicated, the proxies shall vote the shares (a) “FOR” the election as directors of all the nominees named in the Proxy Statement and listed below or any other person selected by the Board of Directors in substitution for any of the nominees (Proposal 1) and (b) “FOR” Proposal 2 and “AGAINST” Proposals 3, 4, 5, 6 and 7, each of which is set forth in the Proxy Statement.

Proposal 1 – Election of Directors – Nominees:

01. John R. H. Bond, 02. Stephen G. Butler, 03. Kimberly A. Casiano, 04. Edsel B. Ford II, 05. William Clay Ford, 06. William Clay Ford, Jr., 07. Irvine O. Hockaday, Jr., 08. Marie-Josée Kravis, 09. Richard A. Manoogian, 10. Ellen R. Marram, 11. Homer A. Neal, 12. Jorma Ollila, 13. Carl E. Reichardt, 14. Robert E. Rubin, 15. Nicholas V. Scheele, 16. John L. Thornton

PLEASE SIGN AND DATE ON REVERSE

PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

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